Exhibit 10.1

$100,000,000

AMENDED AND RESTATED

ABL CREDIT AND GUARANTEE AGREEMENT

among

ARRAY TECHNOLOGIES, INC.,

as the Borrower,

ATI INVESTMENT HOLDINGS, INC.,

as Holdings,

ATI INVESTMENT SUB, INC.,

as the Parent,

The Subsidiary Guarantors from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Dated as of March 23, 2020

i

v

SCHEDULES:
Schedule I	Lenders and Revolver Commitment
Schedule II	Notice Addresses
Schedule III	Administrative Agent’s Account
Schedule IV	Designated Account
Schedule V	Designated Subsidiary Guarantors
Schedule 1.01(e)	Locations of Inventory
Schedule 5.16	Subsidiaries
Schedule 5.19(a)	Security Documents
Schedule 5.19(b)	Owned Real Property
Schedule 7.02(d)	Collateral Reporting
Schedule 7.15	Post-Closing Deliveries
Schedule 8.01(i)	Existing Indebtedness
Schedule 8.02(j)	Existing Liens
Schedule 8.06(k)	Existing Investments
Schedule 8.08	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Notice of Conversion/Continuation
Exhibit I	Form of Non-Bank Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K	[Reserved]
Exhibit L	[Reserved]
Exhibit M	[Reserved]
Exhibit N	Perfection Certificate

AMENDED AND RESTATED ABL CREDIT AND GUARANTEE AGREEMENT, dated as of ____, 2020 (as hereinafter further defined, this “Agreement”), among ARRAY TECHNOLOGIES, INC., a New Mexico corporation, as successor “Borrower” to ATI Investment Sub, Inc. (the “Borrower”), ATI INVESTMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), as a Guarantor, ATI INVESTMENT SUB, INC., a Delaware corporation (“Parent”), as a Subsidiary Guarantor, the other Subsidiary Guarantors from time to time party hereto, Wells Fargo Bank, National Association (“Wells Fargo” as hereinafter further defined), as the Administrative Agent, and each of the Lenders from time to time party hereto.

WITNESSETH:

WHEREAS, the Borrower has requested Administrative Agent and Lenders to extend credit in the form of Revolving Loans from time to time in an aggregate principal amount equal to $100,000,000 and to provide other financial accommodations to the Borrower and, in connection therewith, amend and restate the Existing Credit Agreement (as defined below); and

WHEREAS, Administrative Agent and Lenders have agreed to the foregoing, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“30-Day Excess Availability” shall mean the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the 30-consecutive day period immediately preceding the proposed transaction by (ii) 30.

“Account” shall mean an account (as that term is defined in the New York UCC).

“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.

“Additional Real Property” shall have the meaning set forth in Section 7.08(a).

“Additional Security Documents” shall mean the documents granting to the Administrative Agent for the benefit of the Secured Parties security interests, if any, and Mortgages in such assets and Real Property of Holdings and such other Loan Party required to be pledged pursuant to the Loan Documents as are not covered by the original Security Documents.

“Adjusted Net Worth” shall have the meaning set forth in Section 9.09.

“Administrative Agent” shall mean Wells Fargo, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Agent’s Account” shall mean the Deposit Account of the Administrative Agent identified on Schedule III to this Agreement (or such other Deposit Account of the Administrative Agent that has been designated as such, in writing, by the Administrative Agent to the Borrower and the Lenders).

“Administrative Agent’s Liens” shall mean the Liens granted by each Loan Party or its Restricted Subsidiaries to the Administrative Agent under the Loan Documents and securing the Obligations.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 8.08.

“Affiliated Investment Fund” shall mean an Affiliate of Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. (other than Holdings, the Borrower or any of their respective Subsidiaries) that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business.

“Aggregate Deficit Amount” shall have the meaning set forth in Section 9.09.

“Aggregate Excess Amount” shall have the meaning set forth in Section 9.09.

“Agreement” shall mean this ABL Credit and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” shall mean, as of any date of determination and with respect to Base Rate Loans or LIBOR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed Fiscal Quarter; provided that from and after the Closing Date through and including the calendar quarter ending March 31, 2020, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Loans
I	>$50,000,000	0.50%	1.50%
II	> $25,000,000 but < $50,000,000	0.75%	1.75%
III	<$25,000,000	1.00%	2.00%

Except as expressly provided above, the Applicable Margin shall be re-determined as of the first day of each Fiscal Quarter of the Borrower.

“Applicable ULF Rate” shall mean, as of any date of determination, the applicable percentage (on a per annum basis) set forth below if the daily average of the total Loans outstanding for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

Level	Daily Average Loans Outstanding	Applicable ULF Rate
I	> %50 of the Revolver Commitment	0.25%
II	< %50 of the Revolver Commitment	0.375%

Notwithstanding anything to the contrary set forth above, from the Closing Date through and including the calendar quarter ending March 31, 2020,), the Applicable ULF Rate shall be calculated in accordance with Level II as set forth above.

“Application Event” shall the occurrence of (a) a failure by the Borrower to repay all of the Obligations in full on the Maturity Date, (b) an Event of Default and the election by the Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.04(b)(ii) of this Agreement, or (c) a Cash Dominion Period.

“Approved Fund” shall have the meaning set forth in Section 12.04.

“Array” shall mean Array Technologies, Inc., a New Mexico corporation.

“Assignee” shall have the meaning set forth in Section 12.04(a)(i).

“Assignment and Assumption” shall mean an assignment and assumption, substantially in the form of Exhibit A or other form reasonably acceptable to the Administrative Agent.

“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Availability” shall mean, as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Loans under Section 2.01 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” shall mean, as of any date of determination, an amount equal to the result of (a) $25,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.15.

“Average Excess Availability” shall mean, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to a Loan Party or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” shall mean those agreements entered into from time to time by a Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” shall mean providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent) to be held by the Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by the Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or one of its Subsidiaries.

“Bank Product Provider” shall mean Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Provider Agreement” shall mean those agreements entered into from time to time by the Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Reserves” shall mean, as of any date of determination, those reserves with respect to Bank Products that the Borrower agrees in advance of creating the relevant Bank Product may be subject to such reserves that the Administrative Agent deems, in its Permitted Discretion, necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, at any time, the highest of (a) the Prime Lending Rate at such time, (b) 1/2 of 1.0% in excess of the overnight Federal Funds Rate at such time, and (c) the LIBOR Rate that would then be in effect for a LIBOR Loan with an Interest Period of one month plus 1.0%. For purposes of this definition, the LIBOR Rate shall be determined using the LIBOR Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR Rate. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate, respectively.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent (in consultation with the Borrower)determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (b) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

“BHC Act Affiliate” of a Person shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall mean Array Technologies, Inc., a New Mexico corporation.

“Borrowing” shall mean a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders (or the Administrative Agent on behalf thereof), or by the Administrative Agent in the case of an Extraordinary Advance funded for the account of the Administrative Agent.

“Borrowing Base” shall mean, as of any date of determination, the result of:

(a) 85.0% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the least of (i) the product of 65.0% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Inventory at such time, (ii) the product of 85.0% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (iii) $60,000,000, plus

(c) Qualified Cash, minus

(d) the aggregate amount of Receivable Reserves, Bank Product Reserves, Inventory Reserves and other Reserves, if any, established by the Administrative Agent under Section 2.01(c).

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit C.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in the state of New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean, with respect to any Person for any period, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Collection Amount” shall mean the aggregate amount of cash collections received by the Borrower and the Designated Subsidiary Guarantors during the ninety (90) consecutive day period immediately preceding each Cash Collection Calculation Date.

“Cash Collection Calculation Date” shall mean, from and after September 30, 2020, either (a) July 31, 2020 and the last day of each calendar month thereafter, or (b) if a Reporting Period exists and is continuing, the last day of each calendar week.

“Cash Dominion Period” shall mean any period: (a)(i) commencing on the date on which Excess Availability has been less than the greater of (A) 15.0% of the Line Cap and (B) $15,000,000 for a period of three consecutive Business Days (this clause (i) being referred to herein as a “CDP Trigger Event”) and (ii) ending on the date on which Excess Availability is greater than the applicable Excess Availability threshold that caused such CDP Trigger Event for any consecutive 30 day period, or (b)(i) commencing on the date on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived or cured in accordance with the terms of this Agreement.

“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or any agency or instrumentality thereof or (b) issued by any agency of the United States in each case maturing within thirteen months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii)(a)commercial paper maturing no more than thirteen months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s and (b) other corporate obligations maturing no more than thirteen months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within thirteen months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi)shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s and (vii)solely with respect to any Foreign Subsidiary, substantially similar investments to those outlined in clauses (i) through (vi) above, of reasonably comparable credit quality (taking into account the jurisdiction where such Foreign Subsidiary conducts business) in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).

“Cash Management Services” shall mean (a) cash management or related services, including disbursement services, treasury, depository, overdraft, controlled disbursement, electronic funds transfer, e-payables services, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, and (b) commercial credit or debit card and merchant card services, in each case, provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.

“Certificated Securities” shall have the meaning set forth in Section 5.19(a).

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or official interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall mean, at any time (a) prior to a Qualified Public Offering, (i) the Permitted Holders (excluding any portfolio company of any of the foregoing) fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority by voting power of the board of directors of Holdings, (ii) the Permitted Holders (excluding any portfolio company of any of the foregoing) shall fail to have, collectively directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) in the aggregate of at least 50.1% on a fully diluted basis of voting interests in Holdings’ Capital Stock or (iii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, beneficially own, directly or indirectly, voting interests in Holdings’ Capital Stock (on a fully diluted basis) representing more than the voting interests in Holdings’ Capital Stock (on a fully diluted basis) beneficially owned, directly or indirectly, by the Permitted Holders, (b) after a Qualified Public Offering, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders, beneficially own, directly or indirectly, Capital Stock of Holdings representing more than 35.0% of the aggregate ordinary voting power of Holding’s Capital Stock and the percentage of the aggregate ordinary voting power represented by such Capital Stock beneficially owned, directly or indirectly, by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then beneficially owned by the Permitted Holders, (c) after a Qualified Public Offering, the board of directors of Holdings shall cease to consist of a majority of Continuing Directors, (d) at any time, and for any reason, Holdings shall fail to own, directly or indirectly, 100% of the Capital Stock of the Borrower or (e) a Change of Control or similar event occurs under any other Indebtedness of Holdings, the Borrower or its Restricted Subsidiaries the outstanding principal amount of which (or, in the case of any Disqualified Capital Stock, with an aggregate liquidation preference which) exceeds in the aggregate $15,000,000.

“Closing Date” shall mean _____, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided that the Collateral shall not include any Excluded Assets.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“Consolidated Capital Expenditures” shall mean, for any period, all expenditures of Holdings and its Restricted Subsidiaries required to be capitalized on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus

(a) the following (without duplication) to the extent deducted (or, in the case of clauses (a)(viii) and (ix) below, not already included) in calculating Consolidated Net Income (other than with respect to clause (a)(xiv) below) for the most recently completed Measurement Period:

(i) Consolidated Interest Expense;

(ii) the provision for federal, state, local and foreign income Taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (and, without duplication, any dividends or other distributions made pursuant to Section 8.05(g)(ii) to the extent the amount so distributed correlates (on a dollar-for-dollar basis) with amounts that reduced Consolidated Net Income during such period);

(iii) depreciation and amortization expense (including amortization of intangible assets (including goodwill));

(iv) all non-cash charges, expenses, items and losses, including, without limitation (A) non-cash items for any management equity plan, supplemental executive retirement plan or stock option plan, warrants or other type of compensatory plan for the benefit of officers, directors or employees, (B) non-cash restructuring charges or non-cash reserves in connection with any Permitted Acquisition or other Investment under Section 8.06 consummated after the Closing Date, (C) all non-cash losses (minus any non-cash gains) from Dispositions (but for clarity excluding write-offs or write-downs of inventory), (D) any non-cash purchase or recapitalization accounting adjustments, (E) non-cash losses (minus any non-cash gains) with respect to Hedge Agreements, (F)non-cash charges attributable to any post-employment benefits offered to former employees, (G) non-cash asset impairments (but for clarity excluding impairments of inventory) and (H) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisitions or Investments permitted under Section 8.06;

(v) other accruals, payments and expenses (including legal, third party consulting, tax, structuring, transition and other costs, fees and expenses) incurred in connection with the Transaction, and Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), Investments, Dispositions, consolidations, recapitalizations, issuances and ongoing letter of credit fees or amendments, waivers or other modifications of Indebtedness or Capital Stock permitted hereunder, in each case, whether or not consummated;

(vi) indemnification amounts and reasonable out-of-pocket expenses paid in cash or accrued (plus any indemnification amounts and reasonable out-of-pocket expenses accrued in any prior period (to the extent permitted to be accrued or paid during such period) but not added back in any such prior period) and all other fees, costs, compensation and other expenses of the board of directors of the Loan Parties (or any direct or indirect parent company thereof);

(vii) compensation expenses resulting from (i) the repurchase of Stock of any Parent Company of Holdings from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) non-cash costs and expenses relating to any management equity plan or stock option plan, warrants or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (iii) payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments,

(viii) cash proceeds of business interruption insurance to the extent such proceeds are received by Holdings or any Restricted Subsidiary during such period or Holdings or any Restricted Subsidiary (a) reasonably expects, after the review of Holdings’ external legal counsel, that such proceeds will be received by Holdings or any Restricted Subsidiary within 180 days after the end of such period and (b) has not received a claim denial from the insurance company providing such insurance; provided that amounts included in Consolidated EBITDA that were reasonably expected to be received and not yet received shall not also be included in Consolidated EBITDA when and to the extent they are actually received,

(ix) charges, losses or expenses to the extent indemnified, insured or reimbursed by a third-party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected, after the review of Holdings’ external legal counsel, to be so paid or reimbursed within 180 days after the end of such period and for which the Borrower has not received a claim denial from the relevant entity providing such indemnification, insurance or reimbursement obligation);

(x) (i) extraordinary, unusual or non-recurring charges, expenses or losses and (ii) restructuring costs, integration costs, business optimization costs, rationalization, retention, recruiting, relocation and signing bonuses and expenses, start-up costs, and severance costs; provided that the aggregate amount pursuant to this clause (x), together with amounts in clause (xiv) below, shall not, in any consecutive four fiscal quarter period exceed $10,000,000;

(xi) (A) any net loss from disposed or discontinued operations (and any costs and expenses related to such disposal or discontinuation) and (B) losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business;

(xii) fees, costs and expenses associated with litigation and any settlements thereof;

(xiii) (A) retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses and (B) one-time costs related to enhanced accounting functions associated with becoming a public company;

(xiv) to the extent not already reflected pursuant to this paragraph or the application of Pro Forma Basis, expected run rate cost savings, operating expense reductions, workforce reductions, other operating improvements and other synergies or operational changes (net of the amount of actual amounts realized) relating to any such Specified Transaction that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); provided that, in each case, (A) such cost savings, operating expense reductions, other operating improvements and other synergies are reasonably expected to be realized within 12 months of the Specified Transaction giving rise thereto and (B) the chief financial officer or other similar Authorized Officer of Holdings shall have delivered an officer’s certificate, which shall (x) set forth specific line items describing such items and (y)certify that such cost savings, operating expense reductions, other operating improvements and other synergies are reasonably identifiable and quantifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions; provided, further, that the aggregate amount pursuant to this clause (xiv), together with amounts in clause (x) above, shall not, in any consecutive four fiscal quarter period exceed $10,000,000;

(xv) non-cash losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any exchange, translation or performance losses relating to any foreign currency hedging transactions for such period;

(xvi) realized losses with respect to obligations under Hedge Agreements designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment and any costs, expenses or fees in connection with the entry into or execution of Hedge Agreements;

(xvii) losses resulting from the early extinguishment of debt;

(xviii) [reserved];

(xix) [reserved];

(xx) [reserved]; and

(xxi) adjustments that are (A) determined on a basis consistent with Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (B) contained in a quality of earnings report delivered to the Administrative Agent;

minus

(b) the following (without duplication) to the extent included in calculating such Consolidated Net Income for the most recently completed Measurement Period, without duplication:

(i) federal, state, local and foreign income tax credits;

(ii) non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Restricted Subsidiaries for such Measurement Period) (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item which reduced Consolidated EBITDA in any prior period) (other than the accrual of revenue in the ordinary course);

(iii) any gain from extraordinary, unusual or non-recurring items;

(iv) any aggregate net gain from the sale of property (other than accounts and inventory (as defined in the applicable UCC)) out of the ordinary course of business by such Person;

(v) any other non-cash gain;

(vi) any non-cash gains due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any exchange, translation or performance gains relating to any foreign currency hedging transactions for such period;

(vii) any addition to Consolidated EBITDA from the immediately preceding four Fiscal Quarter period in respect of expenses that were expected to be reimbursed pursuant to a written contract or insurance policy that were not so reimbursed within 180 days of such period or which contract or pursuant to an insurance policy has been disclaimed by the unaffiliated third party that is a party thereto; and

(viii) gains resulting from the early extinguishment of debt.

“Consolidated Interest Expense” shall mean, without duplication, for any Measurement Period, the result of (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (but excluding any unrealized costs and losses) and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, minus (b) the sum of (i) consolidated net gains of such Person and its Subsidiaries under Hedge Agreements (but excluding any unrealized gains) and (ii) consolidated interest income, in each case of or by Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, as of any date of determination, with respect to any Person and its Subsidiaries, for any Measurement Period, the net income (or loss) of such Person and its Subsidiaries for such Measurement Period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in the Loan Documents with respect to calculations to be made on a pro forma basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries, (b) the net income (or loss) of any Person in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions, (c)the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income and (d)the income (or loss) attributable to the early extinguishment of Indebtedness.

“Consolidated Total Assets” shall mean, as of any date of determination, Total Assets as at the end of the most recently ended Fiscal Quarter of Holdings for which financial statements have been made available (or were required to be made available) pursuant to Section 6.01(f), Section 7.01(a) or Section 7.01(b), determined on a consolidated basis in conformity with GAAP.

“Continuing Directors” shall mean the directors of Holdings on the date of a Qualified Public Offering and each other director of Holdings if such director’s nomination for election to the board of directors of Holdings is recommended or approved by a majority of the then Continuing Directors.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” shall mean the Net Cash Proceeds of cash contributions (other than (a) Specified Equity Contributions and (b) from the issuance of Disqualified Capital Stock or contributions by Holdings or any Restricted Subsidiary) made to the capital of Holdings (which Net Cash Proceeds are in turn contributed to the Borrower in the form of common equity) after the Closing Date (whether through the issuance or sale of Qualified Capital Stock or otherwise); provided that such Contribution Amount is so designated as a Contribution Amount pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent within five Business Days of such contribution.

“Contribution Percentage” shall have the meaning set forth in Section 9.09.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a control agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, executed and delivered by a Loan Party or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Covered Entity” shall mean any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 12.24 of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to the Administrative Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (d) failed, within one Business Day after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, unless the subject of a good faith dispute, (f)(i) becomes or is the subject of (or has a parent company become the subject of) a proceeding under any Debtor Relief Law or (ii) had appointed for it (or has a parent company that has appointed for it) a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (g) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (g) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Bank and each other Lender promptly following such determination.

“Defaulting Lender Rate” shall mean (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” shall mean any deposit account (as that term is defined in the New York UCC).

“Designated Account” shall mean the Deposit Account of the Borrower identified on Schedule IV to this Agreement (or such other Deposit Account of the Borrower located at Designated Account Bank that has been designated as such, in writing, by the Borrower to the Administrative Agent).

“Designated Account Bank” shall have the meaning set forth in Schedule IV to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by the Borrower to the Administrative Agent).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition made pursuant to Section 8.04(r) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 8.04(r) to the extent the Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the consummation of the applicable Disposition).

“Designated Subsidiary Guarantor” shall mean each Subsidiary Guarantor listed on Schedule V to this Agreement, as such schedule may be updated from time to time by the Borrower (it being understood and agreed that any Accounts and/or Inventory of a Subsidiary Guarantor hereafter added by the Borrower shall not be eligible until the completion of a field examination and/or appraisal, and confirmation of such Accounts and Inventory (as applicable), satisfactory to the Administrative Agent in its Permitted Discretion).

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior period of not less than 90 or more than 365 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, net discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s and the Designated Subsidiary Guarantors’ Accounts during such period, by (b) the Borrower’s the Designated Subsidiary Guarantors’ billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Restricted Subsidiaries), any sale, Sale Leaseback Transactions, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by Holdings.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are then accrued and payable and the termination of the Revolver Commitments), in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, except as a result of a change in control or an asset sale or, in case of Capital Stock issued to an employee or director of Holdings or a Restricted Subsidiary, the death, disability, retirement, severance or termination of employment or service of such holder, in each case so long as any such right of the holder is subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are then accrued and payable and the termination of the Revolver Commitments, (c) requires the payment of any cash dividend or any other scheduled cash payment, in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock or portion thereof, plus accrued dividends.

“Disqualified Lender” shall mean (a) any financial institution or other Persons identified in writing, prior to the Closing Date, by the Borrower to the Administrative Agent as not constituting an “Eligible Assignee” and any known Affiliate thereof clearly identifiable on the basis of its name (in each case, other than any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such financial institution or other Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) and (b) any competitor of the Borrower or its Subsidiaries identified in writing from time to time and any known Affiliate thereof clearly identifiable on the basis of its name (in each case, other than any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such financial institution or other Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity). The Borrower may from time to time update the list of Disqualified Lender provided to the Administrative Agent prior to the Closing Date to (i) include identified Affiliates of financial institutions or other Persons identified pursuant to clause (a) above and competitors or Affiliates of competitors; provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and the Revolver Commitments or (ii) remove one or more Persons as Disqualified Lenders (in which case such removed Person or Persons shall no longer constitute Disqualified Lenders).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

“Drawing Document” shall mean any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b) (i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean those Accounts created by each of the Borrower and each Designated Subsidiary Guarantor in the ordinary course of its business, that arise out of the Borrower’s or such Designated Subsidiary Guarantor’s sale of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following (without duplication of any Reserves established):

(a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or Accounts with selling terms of more than 90 days (or such longer period as the Administrative Agent may agree in its sole discretion), except that for retainage, the Account Debtor has failed to pay within 180 days of original invoice date or within, 30 days of due date, whichever, in each case respectively, is less,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50.0% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of the Borrower or any Designated Subsidiary Guarantor, or an employee or agent of the Borrower or any Designated Subsidiary Guarantor or any Affiliate of the Borrower or any Designated Subsidiary Guarantor (other than another portfolio company of the Sponsor),

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than the “retainage” portion of Accounts in an aggregate amount not to exceed, when taken together with any amounts under clause (o) of this definition, $7,500,000 at any one time),

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, Canada or any province thereof or Australia or any state thereof (“Australian Accounts”), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit issued by an issuer or domestic confirming bank acceptable and approved by Administrative Agent and reasonably satisfactory to the Administrative Agent (as to form and substance) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent provided that the aggregate amount of Accounts covered by credit insurance (including Australian Accounts) shall not exceed, at any one time, 30% of the Line Cap, (C) such Account Debtor is a Wholly Owned Subsidiary of a Person that maintains its chief executive office in the United States and such Person has executed and delivered in favor of a Borrower a guaranty of such Accounts which guaranty shall be in form, substance, and amount, reasonably satisfactory to the Administrative Agent, or (D) the Account is otherwise acceptable to the Administrative Agent in its sole discretion,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Borrower or a Designated Subsidiary Guarantor has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of the Borrower or any Designated Subsidiary Guarantor, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrower or any Designated Subsidiary Guarantor exceed 25.0% of the gross amount of such Accounts (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to a proceeding commenced by or against it under any provision of any Debtor Relief Law, is not Solvent, has gone out of business, or as to which the Borrower or any Designated Subsidiary Guarantor has received notice of an imminent proceeding commenced by or against it under any provision of any Debtor Relief Law, or a material impairment of the financial condition of such Account Debtor; provided that, notwithstanding the foregoing provisions of this clause (j), the Administrative Agent may, in its Permitted Discretion, include as Eligible Accounts (i) Accounts that are post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code, (ii) Accounts of an Account Debtor that is subject to an order permitting such Account Debtor to pay the Borrower or such Designated Subsidiary Guarantor as a “critical vendor” and (iii) Accounts owing by an Account Debtor that has been reorganized or restructured following one of the events described in this clause (j) and has a credit quality satisfactory to the Administrative Agent in its Permitted Discretion,

(k) [reserved],

(l) Accounts that are not subject to a valid and perfected first priority the Administrative Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor (other than Accounts relating to customary “ship-in-place” arrangements in an aggregate amount not to exceed $5,000,000 at any one time), or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Borrower or any Designated Subsidiary Guarantor of the subject contract for goods or services (other than (i) the “retainage” portion of Accounts in an aggregate amount not to exceed, when taken together with any amounts under clause (d) of this definition, $7,500,000 at any one time, (ii) Eligible Progress Billing Accounts, and (iii) Accounts of an Account Debtor, which are not Eligible Progress Billing Accounts, which represent amounts billed by a Borrower to an Account Debtor under such Account Debtor’s progress-billed contract in an aggregate amount, at any one time, not to exceed $35,000,000, or

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, satisfactory to the Administrative Agent in its Permitted Discretion (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall exclude (i) any natural person, or the Sponsor, any Loan Party, or any of Holdings’ or the Sponsor’s or any Loan Party’s Affiliates and (ii) any Disqualified Lender.

“Eligible Inventory” shall mean Inventory of each of the Borrower and each Designated Subsidiary Guarantor that complies in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrower’s or such Designated Subsidiary Guarantor’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if (without duplication of any Reserves established):

(a) the Borrower or any Designated Subsidiary Guarantor does not have good, valid, and marketable title thereto,

(b) [reserved],

(c) it is not located at one of the locations in the continental United States set forth on Schedule 1.01(e) to this Agreement (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of the Borrower or any Designated Subsidiary Guarantor (other than in-transit from one location set forth on Schedule 1.01(e) to this Agreement to another location set forth on Schedule 1.01(e) to this Agreement),

(e) it is located on real property leased by the Borrower or any Designated Subsidiary Guarantor or in a contract warehouse or with a vendor, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor, warehouseman or vendor, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) the Administrative Agent has implemented a Landlord Reserve with respect to such location,

(f) it is the subject of a bill of lading or other document of title (other than with respect to Inventory that is in-transit from one location set forth on Schedule 1.01(e) to this Agreement to another location set forth on Schedule 1.01(e) to this Agreement),

(g) it is not subject to a valid and perfected first priority the Administrative Agent’s Lien,

(h) it consists of goods returned or rejected by the Borrower’s or any Designated Subsidiary Guarantor’s customers (including, without limitation, goods that are defective or otherwise not readily saleable in the ordinary course of business),

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrower’s or any Designated Subsidiary Guarantor’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless the Administrative Agent is satisfied in its Permitted Discretion that such Inventory can be freely sold by the Administrative Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, satisfactory to the Administrative Agent in its Permitted Discretion (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Progress Billing Accounts” shall mean Accounts of an Account Debtor which represent amounts billed by a Borrower to an Account Debtor under such Account Debtor’s progress-billed contract (i.e. any contract with an Account Debtor which permits the Borrower to bill such Account Debtor prior to the completion of such contract and (a) the Borrower has completed not less than 75% of product deliveries on such contract, and (b) the Borrower expects completion of product deliveries on such contract within thirty (30) days from the date such Account is designated as an Eligible Progress Billing Accounts by the Borrower) and which are excluded from constituting Eligible Accounts under clause (o) thereof (as a result of such Accounts constituting a progress billing), and which Accounts otherwise constitute Eligible Accounts, except as aforesaid.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued by any Governmental Authority under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other corrective actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety with respect to exposure to, or the environment due to the presence of, Materials of Environmental Concern.

“Environmental Laws” shall mean any and all current or future foreign, federal, state, local or municipal Requirements of Law and common law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, pollution, and protection or restoration of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Excess Availability” shall mean, as of any date of determination, the amount equal to Availability.

“Excess Liquidity” shall mean, as of any date of determination, the amount equal to the sum of (a) Excess Availability plus (b) Qualified Cash.

“Excluded Accounts” shall mean payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, worker’s compensation, customs accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as required by any Requirement of Law and cash collateral accounts subject to Liens (other than those securing the Obligations) permitted under the Loan Documents.

“Excluded Assets” shall mean (i) any fee-owned Real Property with a fair market value of less than $1,000,000 (subject to the last sentence of Section 7.08(b)) and all Real Property constituting Leaseholds, (ii) (a) any motor vehicles, airplanes and other assets subject to certificates of title (to the extent that a security interest cannot be perfected by the filing of a UCC financing statement) and (b) any letter of credit rights (other than letter of credit rights a security interest in which can be perfected by the filing of a UCC financing statement) or commercial tort claims, in each case, with a value of less than $500,000, (iii) any assets in which the grant of a pledge or security interest is prohibited by applicable law, rule, regulation (including any requirement to obtain the consent of any governmental authority or third party (other than Holdings or any of its Subsidiaries) pursuant to any contract existing on the Closing Date or, in the case of assets acquired after the Closing Date, existing at the time of acquisition thereof (so long as such contractual restrictions are not entered into in contemplation of such acquisition) other than Holdings or any of its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law)) or could reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrower), (iv) Capital Stock or interests (a) in any entity that is not a Wholly Owned Subsidiary (including, for the avoidance of doubt, joint ventures) if the granting of a security interest in such Capital Stock would be prohibited by the Organizational Documents of such entity or otherwise require third party (other than Holdings or any of its Subsidiaries) consent (after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law), (b) that is voting Capital Stock of any Excluded Foreign Subsidiary described in clauses (i) or (iii) of the definition of Excluded Foreign Subsidiary owned directly by a Loan Party in excess of 65.0% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary, and (c) of any Excluded Foreign Subsidiary described in clauses (ii) and (iii) of the definition of Excluded Foreign Subsidiary that is not directly owned by a Loan Party, (v) any assets of any Excluded Foreign Subsidiary, (vi) any governmental licenses or state or local franchises, charter and authorization, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (vii) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Required Lenders of the security to be afforded thereby, (viii) licenses, instruments, leases and agreements or any property subject to such license, instrument, lease or agreement to the extent, and so long as, such a grant of security interest therein or pledge thereof would (a) violate or invalidate the terms of such license, instrument, lease or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC, the Bankruptcy Code or other applicable law), other than the proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition) or (b) violate any law, rule or regulation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (ix) any property or assets subject to a Lien with respect to any purchase money Indebtedness or Capital Lease Obligations permitted under the Loan Documents if the grant of a security interest therein would violate, invalidate or create a right of a right of termination in favor of any other party (other than a Loan Party) pursuant to the contract, agreement or document to which such Lien is granted, (x) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law and (xi) any Excluded Accounts; provided that (I) notwithstanding the above, Excluded Assets shall not include any Capital Stock of a Loan Party (other than Holdings) and (II) in the case of clause (vi), such exclusion shall not apply (a) to the extent the prohibition is ineffective under applicable anti-nonassignment provisions of the UCC or other law or (b) to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-nonassignment provisions of the UCC or other law notwithstanding such prohibition.

“Excluded Foreign Subsidiary” shall mean any (i) FSHCO, (ii) any Subsidiary, the Capital Stock of which is directly or indirectly owned by any other Excluded Foreign Subsidiary, and (iii) Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap then such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient (including, for the avoidance of doubt, an Assignee or Participant) of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder and under any Note (to the extent applicable), (i) any Tax imposed on or measured by its net income or net profits, and any franchise taxes imposed on it (in lieu of net income taxes), in each case imposed pursuant to the laws of the jurisdiction (or any subdivision thereof or therein) in which it is organized or in which it has its principal office or applicable lending office, or with which it otherwise has or had a connection (other than a connection resulting solely from the Loan Documents), (ii) any branch profits taxes or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (iii) any withholding Tax imposed under FATCA, (iv) any United States federal withholding tax imposed under the law applicable as of the date such Person becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.14) or designates a new lending office (other than a change of lending office pursuant to Section 2.13), except in each case to the extent that its assignor was entitled, at the time of such assignment, or a Lender was entitled, immediately before it changed its lending office, to receive additional or indemnified amounts from the Borrower or Guarantor with respect to such Tax pursuant to Section 4.04(a), and (iv) any withholding tax that is attributable to such Person’s failure, inability or ineligibility at any time during which it is a party to this Agreement to deliver the IRS forms and other documentation described in Sections 4.04(b), (c), or (d) (and the Non-Bank Certificate, as applicable), except to the extent that such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which it became a party to this Agreement.

“Existing Borrower” means Array Technologies, Inc., a New Mexico corporation, as successor “Borrower” to ATI Investment Sub, Inc.

“Existing Credit Agreement” means that certain ABL Credit and Guarantee Agreement dated as of June 23, 2016 among Existing Borrower, Existing Guarantors, the other Loan Parties signatories thereto, the financial institution(s) listed on the signature pages thereof and their respective successors and assignees and Administrative Agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Existing Guarantors” means ATI Investment Holdings, Inc., a Delaware corporation, and ATI Investment Sub, Inc., a Delaware corporation.

“Existing Lenders” means, collectively, those certain financial institutions party to the Existing Credit Agreement as lenders.

“Existing Loan Documents” means, collectively, the “Loan Documents”, as defined in the Existing Credit Agreement.

“Existing Obligations” means, collectively, the “Obligations”, as defined in the Existing Credit Agreement.

“Extraordinary Advances” shall have the meaning set forth in Section 2.03(d)(iii).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements, or any official interpretations or other official guidance with respect to any of the foregoing.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean that certain confidential Amended and Restated Fee Letter, dated as of the Closing Date, by and among the Borrower and the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Covenant Monthly Testing Period” shall mean, if, at any time, Excess Availability is less than 15.0% of the Line Cap, the last day of the Fiscal Month of Borrower most recently ended for which Borrower is required to deliver to Administrative Agent monthly financial statements pursuant to Section 7.01. For purposes hereof, the occurrence of a Financial Covenant Monthly Testing Period shall be deemed continuing until Excess Availability has equaled or exceeded 15.0% of the Line Cap for 30 consecutive days, in which case, a Financial Covenant Monthly Testing Period shall no longer be deemed to be continuing for purposes of this Agreement

“Financial Covenant Test Period” shall mean, commencing with the Fiscal Quarter ending June 30, 2020, the four consecutive Fiscal Quarters ending as of the last day of any Fiscal Quarter; except that during a Financial Covenant Monthly Testing Period, “Financial Covenant Test Period” shall mean the twelve consecutive Fiscal Months ending as of the last day of any Fiscal Month commencing with the Fiscal Month immediately preceding the Fiscal Month in which a Financial Covenant Monthly Testing Period commences (in each case taken as one accounting period).

“Fiscal Month” shall mean any fiscal month of any Fiscal Year, as determined in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” shall mean any fiscal quarter of any Fiscal Year, as determined in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” shall mean any period of twelve consecutive months ending in December of any calendar year on December 31st of such calendar year; provided that if the Fiscal Year of Holdings is changed in accordance with provisions of Section 8.10, “Fiscal Year” shall thereafter mean the respective fiscal year of Holdings as so changed.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period and with respect to Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which financial statements have been made available (or were required to be made available) pursuant to this Agreement minus Consolidated Capital Expenditures (except such expenditures financed with (i) Indebtedness other than Loans, (ii) the proceeds of equity issuances or capital contributions or (iii) the proceeds from any Disposition permitted pursuant to Section 8.04 to the extent that (A) such capital expenditures financed with such proceeds has occurred (or was contractually committed to occur) within 90 days of the receipt of such proceeds or (B) such proceeds are contractually required to be, and are reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation or are reasonably expected to be reimbursed within 180 days thereafter (provided that, in the case of clauses (A) and (B), as to which expenditures the chief financial officer or other similar Authorized Officer of Holdings shall have delivered an officer’s certificate setting forth (1) a reasonably detailed description of such items and (2) a reasonably detailed calculation of Consolidated Capital Expenditures)), minus solely in connection with calculations of the Fixed Charge Coverage Ratio in connection with satisfaction of Payment Conditions, the aggregate amount of Restricted Payments under Sections 8.05(b), (j) and (k), to (b) Fixed Charges for such period.

Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Fixed Charge Coverage Ratio, for any period prior to the first anniversary of the Closing Date, each of items set forth in clauses (a) and (b) of the definition of Fixed Charges shall be calculated on an annualized basis in a manner reasonably acceptable to the Administrative Agent.

“Fixed Charges” shall mean, with reference to any fiscal period, without duplication, the sum of (a) Consolidated Cash Interest Expense, plus (b) the aggregate amount of scheduled principal amortization payments (excluding mandatory prepayments and payments at maturity) in respect of Indebtedness of Holdings and its Restricted Subsidiaries paid or payable in cash during such period (other than payments made by Holdings or any Restricted Subsidiary to Holdings or any Restricted Subsidiary), plus (c) the aggregate amount of federal, state, local and foreign income taxes paid or payable in cash during such period, plus (d) scheduled payments in respect of Capital Lease Obligations paid or payable in cash during such period, all calculated for such period for Holdings and its Restricted Subsidiaries on a consolidated basis.

“Foreign Lender” shall have the meaning set forth in Section 4.04(b).

“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“FSHCO” shall mean any entity that (i) is directly owned by Holdings, the Borrower or any Domestic Subsidiary of Holdings or the Borrower and (ii) substantially all of the assets of which consist of the Capital Stock of one or more controlled foreign corporations within the meaning of Section 957 of the Code and, if applicable, debt of such controlled foreign corporations.

“Funding Date” shall mean the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.10(b)(ii).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in Section 9.02.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b)to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (v) any Excluded Swap Obligations, (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by Holdings or any of its Subsidiaries of the obligations (other than for the payment of Indebtedness) of Holdings or any of its Subsidiaries. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made, and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B)the value of the assets subject to such Lien.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantors” shall mean, collectively, Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred directly by Holdings or any Subsidiary Guarantor, the Borrower.

“Hedge Agreement” shall mean a Swap Agreement.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” shall mean Wells Fargo or any of its Affiliates.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall have the meaning set forth in the preamble hereto.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Borrower (i)which, as of the most recent Fiscal Quarter of Holdings, for the period of four consecutive Fiscal Quarters then ended (or on the last day of such Fiscal Quarter in the case of any calculation of Consolidated Total Assets), for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(f) or Section 7.01(a) or (b), contributed less than 1.5% of Consolidated EBITDA for such period or (ii) which had assets with a net book value of less than 1.5% of the Consolidated Total Assets as of such date; provided that, if at any time (or for any period) described above the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 2.5% of Consolidated EBITDA for any such period or 2.5% of Total Assets as of the end of any such Fiscal Quarter, the Borrower shall designate sufficient Restricted Subsidiaries as no longer being Immaterial Subsidiaries to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Increase” shall have the meaning set forth in Section 2.15.

“Increase Date” shall have the meaning set forth in Section 2.15.

“Increase Joinder” shall have the meaning set forth in Section 2.15.

“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of any of Holdings or its Restricted Subsidiaries existing on the Closing Date (after giving effect to the Transactions) shall be deemed to be Incurred by Holdings or such Restricted Subsidiary, as the case may be, on the Closing Date and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services incurred outside the ordinary course of business or incurred in the ordinary course of business and overdue by more than 90 days, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person (excluding, for the avoidance of doubt, lease payments under operating leases), (f)all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations (including the stated liquidation preference) of such Person with respect to its Disqualified Capital Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations (excluding prepaid interest thereon) of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the lesser of (i)the fair market value of such property subject to such Lien and (ii)the amount of Indebtedness secured by such Lien and (iii)all net obligations of such Person on a mark-to-market basis in respect of Hedge Agreements. Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (iii) obligations under any Hedge Agreements (not past due by more than 90 days unless being contested in good faith pursuant to appropriate proceedings) unless such obligations are payment obligations that relate to a Hedge Agreement that has terminated, (iv)customary obligations under employment agreements and deferred compensation, (v) deferred tax liabilities, (vi) earn-outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any acquisition (including Permitted Acquisitions) until such obligations shall become due and payable, (vii) royalty payments made in the ordinary course of business in respect of exclusive and non-exclusive licenses, (viii) any accruals for (A) payroll and (B) other non-interest bearing (or accreting) liabilities (which have been or will be expensed) accrued in the ordinary course of business, (ix) employee commitments, (x) customer deposits, (xi) accrued licensing fees incurred in the ordinary course of business and owed under licenses (including intellectual property licenses), and (xii) deferred rent obligations in respect of real property leases incurred in the ordinary course of business.

“Indemnified Person” shall have the meaning set forth in Section 12.01.

“Indemnified Taxes” shall mean Taxes imposed on or in respect of any payment made by or on account of any Loan Document, other than Excluded Taxes.

“Initial Mortgaged Property” shall have the meaning set forth in Section 7.08(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including all copyrights, trademarks, and service marks, including all associated goodwill, in each case whether registered or applied for with a Governmental Authority, patents, technology, know-how and processes, trade secrets, and any trade dress including logos, designs, and other indicia of origin, internet domain names, intangible rights in software and databases not otherwise included in the foregoing, but not including any of the foregoing in the public domain. Intellectual Property includes all issuances, registrations and applications relating to any of the foregoing.

“Intercompany Note” shall mean that certain Intercompany Note dated July 8, 2016, among the Loan Parties.

“Intercreditor Agreement” shall mean any Intercreditor Agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more other Representatives of Indebtedness to be subject to such Intercreditor Agreement or any other party, as the case may be and, in each case, on such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time with the consent of the Administrative Agent.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan, as the case may be.

“Interest Period” shall mean, with respect to each LIBOR Loan, a period commencing on the date of the making of such LIBOR Loan (or the continuation of a LIBOR Loan or the conversion of a Base Rate Loan to a LIBOR Loan) and ending one, two, three or six months thereafter; provided that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, two, three or six months after the date on which the Interest Period began, as applicable, and (d) the Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as that term is defined in the New York UCC).

“Inventory Reserves” shall mean, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining Net Recovery Percentage, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.01(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory.

“Investments” shall have the meaning set forth in Section 8.06. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and net of actual cash dividends or other payments received by the Person making such Investment on account of such Investment.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuer Document” shall mean, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by the Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Wells Fargo or any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.02 of this Agreement, and Issuing Bank shall be a Lender.

“Junior Indebtedness” shall mean any Indebtedness which is (i) unsecured or (ii) Subordinated Indebtedness (and any debt that is pari passu thereto) or secured only by the Collateral on a junior lien basis to the Secured Parties and which is subject to the terms of an Intercreditor Agreement and/or subordination agreement, as applicable.

“Landlord Reserve” shall mean, as to each location at which a Borrower or a Designated Subsidiary Guarantor has Eligible Inventory or books and records located and as to which a Collateral Access Agreement has not been received by the Administrative Agent, a reserve in an amount equal to up to three months’ rent or other monthly charges due under the lease or other definitive agreement relative to such location.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Revolver Commitment under this Agreement at such time.

“LCA Election” shall mean the Borrower’s election to treat a specified acquisition as a Limited Condition Acquisition.

“LCA Test Date” shall have the meaning given to that term in Section 1.02(r).

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean (a) each Revolving Lender, (b) each Issuing Bank, (c) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.04, (d) the Administrative Agent, to the extent of any Revolving Loans made by the Administrative Agent which have not been settled among Lenders pursuant to this Agreement, and (e) the respective successors of all of the foregoing, and “Lenders” shall mean all of the foregoing.

“Letter of Credit” shall mean a letter of credit (as that term is defined in the New York UCC) issued by Issuing Bank.

“Letter of Credit Collateralization” shall mean either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent, including provisions that specify that the Letter of Credit fees and all commissions, fees, charges and expenses provided for in Section 2.02(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 102% of the then existing Letter of Credit Usage, (b) delivering to the Administrative Agent documentation executed by all beneficiaries under the relevant Letter of Credit, in form and substance reasonably satisfactory to the Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letter of Credit, or (c) providing the Administrative Agent with a “backstop” letter of credit, in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank, from a commercial bank acceptable to the Administrative Agent (in its sole discretion).

“Letter of Credit Disbursement” shall mean a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” shall mean, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Indemnified Costs” shall have the meaning set forth in Section 2.02(f).

“Letter of Credit Related Person” shall have the meaning set forth in Section 2.02(f).

“Letter of Credit Usage” shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the greater of (a) one-half of one percent (0.50%) per annum, and (b) the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Party may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of a Base Rate Loan to a LIBOR Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Administrative Party and shall be conclusive in the absence of manifest error.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any Permitted Acquisition or similar Investment by Holdings or one or more of its Restricted Subsidiaries of assets, business or persons permitted to be acquired pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” shall mean, as of any date of determination, the amount equal to the lesser of (i) the Maximum Revolver Amount at such time and (ii) the Borrowing Base at such time.

“Loan Account” shall have the meaning set forth in Section 2.09.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Security Agreement, the Borrowing Base Certificates, the Letters of Credit, any Issuer Documents and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Guarantor Joinder Agreement, each other Security Document and each other Intercreditor Agreement. For the avoidance of doubt, Bank Product Agreements do not constitute Loan Documents hereunder.

“Loan Parties” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Loans” shall mean any Revolving Loans or Extraordinary Advances made (or to be made) hereunder.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the material rights and remedies of the Administrative Agent under the Loan Documents or (c) a material and adverse effect on the ability of the Borrower and Guarantors to perform their payment obligations under the Loan Documents.

“Material Indebtedness” shall have the meaning set forth in Section 7.07(b).

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead based paints or materials, radon, urea formaldehyde insulation, molds, fungi, mycotoxins, radioactive materials or radiation defined or regulated under any Environmental Law.

“Maturity Date” shall mean the date that is five years from the Closing Date.

“Maximum Rate” shall have the meaning set forth in Section 12.18.

“Maximum Revolver Amount” shall mean the lesser of (a) $100,000,000, as decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.04(c) and/or increased by any Increase in accordance with Section 2.15, and (b) the Cash Collection Amount.

“Measurement Period” shall mean, at any date of determination, the most recently completed trailing four Fiscal Quarters of Holdings for which financial statements have been delivered.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by any Loan Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof, including the Initial Mortgaged Properties and the Additional Real Property, if any.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or has within any of the preceding five years made or accrued an obligation to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any sale of assets, the proceeds thereof actually received in the form of cash and cash equivalents (including Cash Equivalents) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied (or to establish an escrow for the future repayment thereof) to the repayment of Indebtedness (but only to the extent such repayment is required pursuant to the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such sale of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, the Borrower or any Restricted Subsidiary in connection with such sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) [reserved], and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith, and any taxes paid or reasonably estimated to be actually paid in connection therewith.

“Net Recovery Percentage” shall mean, as of any date of determination, the percentage of the book value of the Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by the Administrative Agent from an appraisal company selected by the Administrative Agent.

“Net Worth” shall have the meaning set forth in Section 9.09.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Bank Certificate” shall have the meaning set forth in Section 4.04(b)(iv).

“Non-Core Asset Sale” shall mean a Disposition of assets (other than assets included in the Borrowing Base unless, on or prior to the date that is three Business Days (or such shorter period of time determined by the Administrative Agent in its discretion) prior to such Disposition, the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such Disposition and confirming that, after giving effect to such

Disposition and the repayment of any Loans in connection therewith, an Overadvance does not exist) by any Loan Party or Restricted Subsidiary of a Loan Party to a Person (other than a Loan Party or any Subsidiary thereof) for cash in accordance with the terms of Section 8.04(u); provided that such Loan Party or Subsidiary is not (in the opinion of the Borrower (acting reasonably)) reliant on such assets to conduct its business as conducted as of the date of such sale.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (other than any plan maintained or required to be contributed to by a Governmental Authority).

“Notes” shall mean any promissory notes evidencing any Loans hereunder.

“Notice of Conversion/Continuation” shall mean a written notice in the form of Exhibit H to this Agreement.

“Notice Office” shall mean the office of the Administrative Agent located at 2450 Colorado Avenue, Suite 3000, West Santa Monica, California 90404, Attention: Carlos Valles, Fax No.: (310) 453-7450, Email: carlos.valles@wellsfargo.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (i) all loans (including the Revolving Loans (inclusive of Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of any insolvency, reorganization or like proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such any insolvency, reorganization or like proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), costs and expenses payable under this Agreement or any of the other Loan Documents (including any fees or expenses that accrue after the commencement of an any insolvency, reorganization or like proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such any insolvency, reorganization or like proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (ii) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include the obligation to pay (a) the principal of the Revolving Loans, (b) interest accrued on the Revolving Loans, (c) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (d) Letter of Credit commissions, fees (including fronting fees) and charges, (e) costs and expenses payable under this Agreement or any of the other Loan Documents (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document), (f) fees payable under this Agreement or any of the other Loan Documents (including the fees provided for in the Fee Letter), and (g) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any insolvency, reorganization or like proceeding. Notwithstanding anything to the contrary herein, Obligations shall not include any Excluded Swap Obligation.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Original Acquisition Agreement” shall mean that certain Share Purchase Agreement, dated as of June 23, 2016, by and among Holdings, the Parent, Array Technologies, Inc., a New Mexico corporation, the sellers and other parties signatory thereto and Ron P. Corio, solely as the Seller Representative.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible recording, filing or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed on a Lender or the Administrative Agent by a jurisdiction with which it has or had a connection (other than a connection resulting solely from the Loan Documents) with respect to an assignment, other than an assignment made pursuant to Section 2.14.

“Overadvance” shall mean, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.01 or Section 2.02.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Company” shall mean any direct or indirect parent company of which Holdings is a Wholly Owned Subsidiary (other than investment funds that are Affiliates of the Sponsor).

“Participant” shall have the meaning set forth in Section 12.04(b).

“Participant Register” shall have the meaning set forth in Section 12.04(b).

“Patriot Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto:

(a) there is no Significant Event of Default existing and continuing immediately before or after the action or proposed action;

(b) 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day (or shorter, as the case may be) period for which 30-Day Excess Availability is to be determined)) shall exceed 20.0% of the Maximum Revolver Amount at such time; and

(c) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, in form and detail reasonably satisfactory to the Administrative Agent, certifying as to compliance with preceding clauses (a) and (b), as applicable, and demonstrating (in reasonable detail) the calculations required by preceding clause (b), as applicable.

“Payment Office” shall mean the office of the Administrative Agent located at 2450 Colorado Avenue, Suite 3000, West Santa Monica, California 90404, Attention: Carlos Valles, Fax No.: (310) 453-7450, Email: carlos.valles@wellsfargo.com or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit N.

“Permitted Acquisition” shall have the meaning set forth in Section 8.06(e).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices of the Administrative Agent for asset-based lending transactions.

“Permitted Holders” shall mean the Sponsor and any controlled Affiliate of the Sponsor on the Closing Date.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus original issue discount and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (so long as incurrence of Indebtedness pursuant to such unutilized commitments has previously been justified in accordance with the relevant provisions of Section 8.01 hereunder), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (c) the terms of such modification, refinancing, refunding, renewal or extension do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date in effect at the time of Incurrence, issuance or obtainment of such Permitted Refinancing, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans), customary acceleration rights upon an event of default, (d) at the time thereof, no Event of Default shall have occurred and be continuing, and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 8.01(e), (g), (i), (p), (r) or (dd), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are secured equally and ratably with, the Liens securing the Obligations, and the holders of such Indebtedness or the Representative acting on behalf of the holders of such Indebtedness shall have, unless the respective Permitted Refinancing is unsecured, entered into such Intercreditor Agreements as are consistent with those which applied to the Indebtedness being modified, refinanced, refunded, renewed or extended (with such changes as may be reasonably satisfactory to the Administrative Agent), (iii) such

Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding and (iv) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (I) substantially identical to the Indebtedness being refinanced, (II) (taken as a whole) not materially more favorable (as determined by the Borrower) to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced or (III) on market terms and conditions customary for Indebtedness of the type being Incurred pursuant to such Permitted Refinancing as of the time of Incurrence of such Indebtedness (as determined by the Borrower).

“Permitted Surviving Indebtedness” shall have the meaning given to that term in Section 6.01(e)(ii).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan) and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning set forth in Section 7.02(a).

“Prime Lending Rate” shall mean, at any time, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the Prime Lending Rate shall be deemed to be zero). Each change in the prime rate shall be effective as of the opening of business on the day such change in such prime rate occurs.

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant under this Agreement, that all Specified Transactions (including, to the extent applicable, the Transactions, but excluding any investments, acquisitions and dispositions in the ordinary course of business), restructuring or other cost saving actions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the assets or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in or assets of any Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), shall be excluded, and (ii) in the case of an acquisition or other Investment, shall be included, (b) any retirement, extinguishment or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such Specified Transaction or restructuring or other cost saving action (and all Indebtedness so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Indebtedness, at the rate applicable thereto or (y) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding).

“Pro Rata Share” shall mean, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to this Agreement; provided that, if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Revolver Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Properties” shall have the meaning set forth in Section 5.17(a).

“Protective Advances” shall have the meaning set forth in Section 2.03(d)(i).

“Post-Increase Revolver Lenders” shall have the meaning set forth in Section 2.15.

“Pre-Increase Revolver Lenders” shall have the meaning set forth in Section 2.15.

“Public Lender Information” shall mean information and documentation that is either exclusively (a) of a type that would be publicly available if the Borrower, Holdings and their respective Subsidiaries were public reporting companies, or (b) not material with respect to any of the Borrower, Holdings or any of their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Offering” shall mean an initial underwritten public offering of Qualified Capital Stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 12.24 of this Agreement.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” shall mean unrestricted cash and Cash Equivalents of the Borrower and the Designated Subsidiary Guarantors (a) that are maintained at Wells Fargo and subject to the valid, enforceable and first priority perfected security interest of the Administrative Agent (subject to the security interests in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges), (b) that are subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, (c) that are available for use by the Borrower and the Designated Subsidiary Guarantors, without condition or restriction (other than in favor of the Administrative Agent), (d) that are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of the Administrative Agent and other than in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges) and (e) for which the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account as of the applicable date of each Borrowing Base Certificate delivered hereunder.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Public Offering” shall mean the issuance by Holdings or any Parent Company of Qualified Capital Stock pursuant to a Public Offering that results in at least $50,000,000 of Net Cash Proceeds to Holdings or such Parent Company.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivable Reserves” shall mean, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.01(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, or convert any Indebtedness into any other, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refund” shall have the meaning set forth in Section 4.04(e).

“Register” shall have the meaning set forth in Section 12.15.

“Regulation D” shall mean Regulation D of the Board.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon the environment, including any land or water or air.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Payment” shall have the meaning set forth in Section 9.09.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Lender” shall have the meaning set forth in Section 2.14.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Report” shall have the meaning set forth in Section 11.11(b)(i).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived by regulation.

“Reporting Period” shall mean any period: (a)(i) commencing on a date on or after September 30, 2020 on which Excess Availability has been less than the greater of (A) $15,000,000 and (B)15.0% of the Line Cap for a period of three consecutive Business Days (this clause (i) being referred to herein as a “RP Trigger Event”) and (ii) ending on the date on which Excess Availability is greater than the applicable Excess Availability threshold that caused such RP Trigger Event for any consecutive 30 day period, or (b)(i) commencing on a date on or after September 30, 2020 on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived or cured in accordance with the terms of this Agreement.

“Representative” shall mean, with respect to any series of Indebtedness permitted under Section 8.01(d) or (dd), the trustee, administrative agent, collateral agent, collateral trustee, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Lenders” shall mean, at any time, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided that (A) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (B) at any time there are two or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.01(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Lien permitted under Section 8.02), which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base.

“Restricted Payments” shall have the meaning set forth in Section 8.05.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings. For the avoidance of doubt, no Subsidiary shall be permitted to be designated as an “unrestricted” Subsidiary pursuant to the terms of this Agreement.

“Revolver Commitment” shall mean, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule I to this Agreement or in the Assignment and Assumption pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” shall mean a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” shall mean, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loan Facility” shall mean the credit facility provided under this Agreement.

“Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to Sanctions.

“Sanctioned Person” shall mean a person listed in the annex to, or is otherwise subject to the provisions of, the Executive Order.

“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders (including the Issuing Bank), the Bank Product Providers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article XI.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean that certain Security Agreement dated June 23, 2016, executed and delivered by Loan Parties in favor of Administrative Agent, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage, each Control Agreement and, after the execution and delivery thereof, each Additional Security Document, and each Intercreditor Agreement.

“Settlement” shall have the meaning set forth in Section 2.03(e)(i).

“Settlement Date” shall have the meaning set forth in Section 2.03(e)(i).

“Significant Event of Default” shall mean an Event of Default under Sections 10.01(a), (c)(i) (solely with respect to the failure to comply with Section 7.02(d) or Section 8.13), (d)(i), (e) or (f).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent fiscal period for which financial statements have been (or were required to have been) delivered were equal to or greater than 1.5% of the Consolidated Total Assets at such date, or (b) whose gross revenues for the most recently completed period of four Fiscal Quarters for which financial statements have been (or were required to have been) delivered were equal to or greater than 1.5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of the Borrower subject to any of the events specified in Section 10.01(f)). For the avoidance of doubt, the Borrower shall at all times constitute a Significant Restricted Subsidiary.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (iii) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged; and (iv) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Equity Contribution” shall have the meaning set forth in Section 10.04(a).

“Specified Transactions” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Capital Stock of, another Person (other than from a Loan Party or any of its Subsidiaries) or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary (other than to a Loan Party or any of its Subsidiaries) or any operating improvements, restructurings, cost saving or other business optimization initiatives and other similar initiatives and transactions or any Incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Restricted Payment, that by the terms hereof requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean, collectively, Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. and its Controlled Affiliates and associated funds.

“Standard Letter of Credit Practice” shall mean, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms is unsecured and subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee) on terms and conditions reasonably acceptable to the Required Lenders; provided that Subordinated Indebtedness containing the following terms shall be acceptable to the Required Lenders: (i) no scheduled cash principal payments or mandatory redemptions shall be required pursuant to the terms of any such Subordinated Indebtedness prior to the maturity date thereof (other than, in each case, offers to repurchase upon a change of control), (ii) the payment of cash interest shall be permitted at a commercially reasonable rate in the absence of a continuing Event of Default (but in any event the aggregate amount of cash interest paid in any 12 month period in respect of any such Subordinated Indebtedness shall not exceed $2,000,000), (iii) the maturity date of any such Subordinated Indebtedness shall be at least 180 days after the Latest Maturity Date and (iv) subject to customary limited exceptions, any such Subordinated Indebtedness shall contain an indefinite standstill period on the exercise of remedies (whether or not of a type available to unsecured creditors) until the repayment in full of the Revolving Loans and all other Obligations under the Loan Documents.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Wholly Owned Subsidiary of Holdings (other than (i) the Borrower, (ii) any Excluded Foreign Subsidiary, (iii) any Subsidiary which is a corporation which is exempt from U.S. federal income tax described in Section 501(c) of the Code, (iv) any Subsidiary of the Borrower acquired or formed after the Closing Date pursuant to an Investment permitted under this Agreement which, at the time of such acquisition, is not a

Wholly Owned Subsidiary; provided that such Subsidiary shall become a Subsidiary Guarantor at the time such Subsidiary becomes a Wholly Owned Domestic Subsidiary, (v) any Immaterial Subsidiary that has not entered into a Guarantee, (vi) any Subsidiary which is a captive insurance company and (vii) any Subsidiary which is a special purpose vehicle) and each other Domestic Subsidiary designated as a “Subsidiary Guarantor” by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided that “Subsidiary Guarantor” shall not include (i) any Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule regulation or by any contractual obligation (to the extent not created for such purpose) existing on the Closing Date or (y) by applicable law, rule, regulation or by any contractual obligation (to the extent not created for such purpose) existing at the time of acquisition of such Subsidiary after the Closing Date, for so long as such prohibition exists, (ii) any Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (iii) any Subsidiary to the extent such guarantee could reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrower) and (iv) any Subsidiary where the cost and/or burden of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), it being understood and agreed that if a Subsidiary executes this Agreement as a “Subsidiary Guarantor” then it shall constitute a “Subsidiary Guarantor”. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, from and at all times after any Subsidiary of Holdings (other than the Borrower) executes and delivers a counterpart of this Agreement or a Guarantor Joinder Agreement, such Subsidiary shall constitute a Subsidiary Guarantor, unless and until released in accordance with the provisions of Section 9.08.

“Supported QFC” has the meaning specified therefor in Section 12.24 of this Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings (including backup withholding) or other charges in the nature of taxation now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the first date on which the Obligations have been paid in full in accordance with the terms of this Agreement.

“Total Assets” shall mean the total amount of all assets of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Holdings.

“TRA Agreement” shall mean that certain Tax Receivable Agreement, to be dated on or about the Closing Date, between the Borrower and Ron P. Corio, in substantially the form attached to the Original Acquisition Agreement.

“Transaction” shall mean the Incurrence of the Loans and other financial accommodations hereunder, and the payment of all fees (including any original issue discount), costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”) and all of the transactions to occur on the Closing Date related to the foregoing.

“Transaction Costs” has the meaning set forth in the definition of Transaction.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 12.24 of this Agreement.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Restricted Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Borrower with respect to the preceding clauses(i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.07), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered, or subject to Section 2.04, payment is required to be made, on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(e) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment or repayment in full in immediately available funds of (A) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (B) all costs and expenses required to be paid to the Administrative Agent and the Lenders under the Loan Documents that have accrued and are unpaid regardless of whether demand has been made therefor, (C) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit fee and the unused line fee) and are unpaid, (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (iii) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (iv) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense which is required to be reimbursed pursuant to the Loan Documents (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (v) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers), in each case, other than (A) unasserted contingent indemnification Obligations, (B) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (vi) the termination of all of the Revolver Commitments of the Lenders.

(f) Any financial ratios required to be maintained by Holdings or the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g) Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited hereby; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(h) All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof mean the actual knowledge or awareness of an Authorized Officer of a Loan Party or such Restricted Subsidiary.

(i) The word “or” is not exclusive.

(j) [Reserved].

(k) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by any such Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(l) [Reserved].

(m) For purposes of determining compliance with Section 8.01, 8.02, 8.04, 8.05, 8.06, or 8.07, in the event that any Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Borrower or one of its Subsidiaries is contractually obligated to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness (so long as, at the time of entering into the contract to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, it was permitted hereunder) and once contractually obligated to be incurred, made or acquired, the amount of such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(n) Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(o) Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

(p) Notwithstanding anything herein to the contrary, for purposes of (i) measuring the relevant ratios and baskets with respect to the incurrence of any Indebtedness or Liens or the making of any acquisitions or other Investments, Restricted Payments, prepayments of Junior Indebtedness, asset sales or fundamental changes or the designation of any Restricted Subsidiaries or (ii) determining compliance with representations and warranties or the occurrence of any default or Event of Default, in each case, in connection with a Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, shall at Borrower’s option be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket, representation or warranty, such ratio, basket, representation or warranty shall be deemed to have been complied with. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated and tested both on (A) a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) has been consummated and (B) on a standalone basis without given effect to such Limited Condition Acquisition and the other transactions in connection therewith.

(q) Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

(r) Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust, as if it were an assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any reference herein to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation or amalgamation, or similar term, as applicable, with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary shall also constitute such a Person).

ARTICLE II

AMOUNT AND TERMS OF CREDIT.

Section 2.01 Amounts and Terms of The Revolver Commitments.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to the Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the Letter of Credit Usage at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent) less (2) the Letter of Credit Usage at such time.

(b) Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.01 notwithstanding, the Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves and other Reserves against the Borrowing Base; provided that such Receivable Reserves, Inventory Reserves, Bank Product Reserves and other Reserves shall not be established, increased or decreased except upon not less than five Business Days’ notice to the Borrower; except that (i) during such period, no Borrowings shall be permitted against newly proposed Reserves, and (ii) no such prior notice shall be required for changes to any Reserves during the continuance of any Significant Event of Default resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve or other Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of (i) any other reserve established and currently maintained or (ii) any criteria set forth in the definitions of Eligible Inventory and Eligible Accounts intended to reduce amounts available for borrowing under this Agreement. Upon establishment or increase in Reserves, the Administrative Agent agrees to make itself available to discuss the Reserve or increase, and the Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of the Administrative Agent to establish or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves, unless the Administrative Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by the Borrower.

Section 2.02 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of the Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive absent manifest error. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $75,000,000, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans, or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.03(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.03(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until the Administrative Agent advises any such Issuing Bank that the provisions of Section 6.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Article VI) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.02(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.02(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.02(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Loan and the Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to the Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.02(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.02(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article VI. If any such Revolving Lender fails to make available to the Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) The Borrower agrees to indemnify, defend and hold harmless each Lender (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 4.04) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of, this Agreement, any Letter of Credit, any Issuer Document or any Drawing Document referred to in or related to any Letter of Credit, any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of, or a material breach of this Agreement by, the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.02(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) The Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify the Administrative Agent and Issuing Bank at least fifteen (15) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) The Borrower’s reimbursement and payment obligations under this Section 2.02 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.02(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that, subject to Section 2.02(g) above, the foregoing shall not release Issuing Bank from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to Issuing Bank arising under, or in connection with, this Section 2.02 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrower for, and Issuing Bank’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) The Borrower shall pay promptly after demand to the Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.06(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.02(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all reasonable and documented out-of-pocket costs and expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any changes in any Requirement of Law, or (y) compliance by Issuing Bank or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any Lender any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any the Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay within thirty (30) days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate Issuing Bank or any the Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that, (A) the Borrower shall not be required to provide any compensation pursuant to this Section 2.02(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this Section 2.02(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.02 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.02 shall control and govern.

Section 2.03 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by the delivery of a written request duly executed by an Authorized Officer of the Borrower delivered to the Administrative Agent (which may be delivered through the Administrative Agent’s electronic platform or portal). Such notice shall be irrevocable and must be received by the Administrative Agent no later than 12:00 p.m. (New York time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that such notice must be received by Administrative Agent no later than 12:00 p.m. (New York time) on the Business Day that is the requested Funding Date. At the Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Officer of the Borrower may give the Administrative Agent telephonic notice of such request by the required time. In such circumstances, the Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. All Borrowing requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Borrowing.

(b) [Reserved].

(c) Making of Revolving Loans.

(i) After receipt of a request for a Borrowing pursuant to Section 2.03(a), the Administrative Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the same Business Day or the Business Day that is one Business Day prior to the requested Funding

Date (as applicable). If the Administrative Agent has notified the Lenders of a requested Borrowing on the same Business Day or the Business Day that is one Business Day prior to the Funding Date (as applicable), then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Administrative Agent in immediately available funds, to the Administrative Agent’s Account, not later than 2:00 p.m. on the Business Day that is the requested Funding Date. After the Administrative Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, the Administrative Agent shall make the proceeds thereof available to the Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by the Administrative Agent to the Designated Account; provided that, subject to the provisions of Section 2.03(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless the Administrative Agent receives notice from a Lender prior to 1:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which the Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made or will make such amount available to the Administrative Agent in immediately available funds on the Funding Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to the Administrative Agent in immediately available funds and if the Administrative Agent has made available to the Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Administrative Agent in immediately available funds, to the Administrative Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for the Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to the Administrative Agent in immediately available funds as and when required hereby and if the Administrative Agent has made available to the Borrower such amount, then that Lender shall be obligated to immediately remit such amount to the Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by the Administrative Agent to any Lender with respect to amounts owing under this Section 2.03(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to the Administrative Agent, then such payment to the Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving

Loans composing such Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Revolving Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on any Funding Date.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Article VI are not satisfied, the Administrative Agent hereby is authorized by the Borrower and the Lenders, from time to time, in the Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, the Borrower, on behalf of the Revolving Lenders, that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.03(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Maximum Revolver Amount.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize the Administrative Agent, and the Administrative Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to the Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10%, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, costs or expenses hereunder or under any of the other Loan Documents) does not exceed the Maximum Revolver Amount. In the event the Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, costs or expenses hereunder or under any of the other Loan Documents) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and the Administrative Agent and are not meant for the benefit of the Borrower, which shall continue to be bound by the provisions of Section 2.04(e)(i).

Each Lender with a Revolver Commitment shall be obligated to settle with the Administrative Agent as provided in Section 2.03(e) (or Section 2.03(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.03(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, costs or expenses hereunder or under any of the other Loan Documents.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder; except, that, no Extraordinary Advance shall be eligible to be a LIBOR Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to the Administrative Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.03(d) are for the exclusive benefit of the Administrative Agent and the Lenders and are not intended to benefit the Borrower (or any other Loan Party) in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, the Administrative Agent and the other Lenders agree (which agreement shall not be for the benefit of the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent in its sole discretion (1) for itself, with respect to the outstanding Extraordinary Advances, and (2) with respect to the Borrower or any of its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.03(g)): (y) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, then the Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to the Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances). Such amounts made available to the Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Extraordinary Advances and shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans and Extraordinary Advances as of a Settlement Date, the Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Administrative Agent with respect to principal, interest, fees payable by the Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, the Administrative Agent, to the extent Extraordinary Advances are outstanding, may pay over to the Administrative Agent any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances. During the period between Settlement Dates, the Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Administrative Agent or the Lenders, as applicable.

(iv) Anything in this Section 2.03(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.03(g).

(f) Notation. The Administrative Agent, as a non-fiduciary agent for the Borrower, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including Extraordinary Advances owing to the Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.04(b)(ii), the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments (A) first, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, to a suspense account maintained by the Administrative Agent, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon the request of the Borrower and subject to the conditions set forth in Section 6.02) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.04(b)(ii). Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 3.01(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero; provided that, the foregoing shall not apply to any of the matters governed by Section 12.12(a)(x)(i) through (iii). The provisions of this Section 2.03(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Administrative Agent, Issuing Bank, and the Borrower shall have waived, in writing, the application of this Section 2.03(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Administrative Agent pursuant to Section 2.03(g)(ii) shall be released to the Borrower). The operation of this Section 2.03(g) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, to replace such Lender in accordance with the terms of Section 2.14.

(ii) If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such Letter of Credit Exposure is outstanding; provided that, the Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.03(g)(ii), the Borrower shall not be required to pay any Letter of Credit fees to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.06(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.03(g)(ii), then the Letter of Credit fees payable to the Non-Defaulting Lenders pursuant to Section 2.06(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.03(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit fees that would have otherwise been payable to such Defaulting Lender under Section 2.06(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit to the extent (x) the Defaulting Lender’s Pro Rata Share of such Letter of Credit cannot be reallocated pursuant to this Section 2.03(g)(ii) or (y) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to the Issuing Bank and the Borrower to eliminate the Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Letters of Credit; and

(G) the Administrative Agent may release any cash collateral provided by the Borrower pursuant to this Section 2.03(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by the Borrower pursuant to Section 2.02(d).

(h) Independent Obligations. All Revolving Loans (other than Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

Section 2.04 Payments; Reduction of Revolver Commitments; Prepayments.

(a) Payments by the Borrower.

(i) Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent’s Account (or to the Payment Office) for the account of the Lenders and shall be made in immediately available funds, no later than 1:00 p.m. on the date specified herein. Any payment received by the Administrative Agent later than 1:00 p.m. shall be deemed to have been received (unless the Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower have made (or will make) such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower does not make such payment in full to the Administrative Agent on the date when due, each Lender severally shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by the Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by the Administrative Agent (other than fees or expenses that are for the Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Revolver Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.04(b)(iv), Section 2.04(d), and Section 2.04(e), all payments to be made hereunder by the Borrower shall be remitted to the Administrative Agent and all such payments, and all proceeds of Collateral received by the Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to the Administrative Agent and all proceeds of Collateral received by the Administrative Agent shall be applied as follows:

(A) first, to pay any costs or expenses (including cost or expense reimbursements) or indemnities then due to the Administrative Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to the Administrative Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any costs or expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(H) eighth, ratably,

(1) to pay the principal of all Revolving Loans until paid in full,

(2) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to the Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 102% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by the Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof), and

(3) up to the amount (after taking into account any amounts previously paid pursuant to this clause (1) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof,

(I) ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof),

(J) tenth, ratably, to pay any Obligations owed to Defaulting Lenders; and

(K) eleventh, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) The Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.03(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.04(b)(i) shall not apply to any payment made by the Borrower to the Administrative Agent and specified by the Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.04(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any proceeding commenced by or against any Person under any provision of any Debtor Relief Law, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.04 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.03(g) and this Section 2.04, then the provisions of Section 2.03(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.04 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. The Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Revolving Loans not yet made as to which a request has been given by the Borrower under Section 2.03(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by the Borrower pursuant to Section 2.02(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than ten (10) Business Days prior written notice to the Administrative Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments. The Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments. If, at any time, the Revolver Usage on such date exceeds the lesser of (i) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent or (ii) the Maximum Revolver Amount, then the Borrower shall promptly, but in any event, within one Business Day, prepay the Obligations in accordance with Section 2.04(f) in an aggregate amount equal to the amount of such excess.

(f) Application of Payments. Each prepayment pursuant to Section 2.04(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 102% of the then outstanding Letter of Credit Usage, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.04(b)(ii).

Section 2.05 Promise to Pay Costs and Expenses; Promissory Notes.

(a) The Borrower agrees to pay the costs and expenses hereunder or under any of the other Loan Documents on the earlier of (i) the first (1st) day of the month following the date on which the applicable costs or expenses were first incurred or (ii) the date on which demand therefor is made by the Administrative Agent (it being acknowledged and agreed that any charging of such costs or expenses to the Loan Account pursuant to the provisions of Section 2.06(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrower agrees that its obligations contained in the first sentence of this Section 2.05(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Revolver Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by the Administrative Agent and reasonably satisfactory to the Borrower. Thereafter, the portion of the Revolver Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 2.06 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.06(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin relative to LIBOR Loans, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin relative to Base Rate Loans.

(b) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent (for the ratable benefit of the Revolving Lenders subject to any agreements between the Administrative Agent and individual Revolving Lenders), a Letter of Credit fee (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.02(e)) that shall accrue at a per annum rate equal to the Applicable Margin relative to LIBOR Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, and following the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate which is 2.00% in excess of the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee shall bear interest at a per annum rate which is 2.00% in excess of the per annum rate otherwise applicable thereunder.

(d) Payment. Except to the extent provided to the contrary in Section 3.01, Section 2.02(k) or Section 2.10(a), (i) all interest, all Letter of Credit fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first (1st) day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable on the earlier of (x) the first (1st) day of the month following the date on which the applicable costs or expenses were first incurred or (y) the date on which demand therefor is made by the Administrative Agent (it being acknowledged and agreed that any charging of such costs or expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrower, to charge to the Loan Account (A) on the first (1st) day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first (1st) day of each month, all Letter of Credit fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.11, (D) on the first (1st) day of each month, the unused line fee accrued during the prior month pursuant to Section 3.01, (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.02(k), (G) as and when incurred or accrued, all other costs and expenses due and payable to the Administrative Agent and the other Secured Parties, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Loans in accordance with the terms of this Agreement).

Section 2.07 Crediting Payments. The receipt of any payment item by the Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Administrative Agent only if it is received into the Administrative Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into the Administrative Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless the Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by the Administrative Agent as of the opening of business on the immediately following Business Day.

Section 2.08 Designated Account. The Administrative Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.06(d). The Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by the Borrower and made by the Administrative Agent or the Lenders hereunder. Unless otherwise agreed by the Administrative Agent and the Borrower, any Revolving Loan requested by the Borrower and made by the Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

Section 2.09 Maintenance of Loan Account; Statements of Obligations. The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with all Revolving Loans (including Extraordinary Advances) made by the Administrative Agent or the Lenders to the Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for the Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees, costs and expenses. In accordance with Section 2.07, the Loan Account will be credited with all payments received by the Administrative Agent from the Borrower or for the Borrower’s account. The Administrative Agent shall make available to the Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lenders unless, within 30 days after the Administrative Agent first makes such a statement available to the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in such statement.

Section 2.10 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, the Borrower shall have the option, subject to Section 2.10(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Loan, or upon continuation of a LIBOR Loan as a LIBOR Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing at the written election of the Administrative Agent, the Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) The Borrower may, at any time and from time to time, so long as Borrower has not received a notice from the Administrative Agent (which notice the Administrative Agent may elect to give or not give in its discretion unless the Administrative Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to the Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of the Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying the Administrative Agent prior to 12:00 p.m. at least one Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to the Administrative Agent of a Notice of Conversion/Continuation received by the Administrative Agent before the LIBOR Deadline, or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a Notice of Conversion/Continuation received by the Administrative Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such Notice of Conversion/Continuation, the Administrative Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower. In connection with each LIBOR Loan, the Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by the Administrative Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any Notice of Conversion/Continuation delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of the Administrative Agent or a Lender delivered to the Borrower setting forth in reasonable detail any amount or amounts that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.10 shall be conclusive absent manifest error. The Borrower shall pay such amount to the Administrative Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, the Administrative Agent may, in its sole discretion at the request of the Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Loan on such last day; it being agreed that the Administrative Agent has no obligation to so defer the application of payments to any LIBOR Loan and that, in the event that the Administrative Agent does not defer such application, the Borrower shall be obligated to pay any resulting Funding Losses.

(iii) Unless the Administrative Agent, in its sole discretion, agrees otherwise, the Borrower shall have not more than eight LIBOR Loans in effect at any given time. The Borrower may only exercise the LIBOR Option for proposed LIBOR Loans of at least $1,000,000.

(c) Conversion. The Borrower may convert LIBOR Loans to Base Rate Loans at any time; provided that, in the event that LIBOR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by the Administrative Agent of any payments or proceeds of Collateral in accordance with Section 2.04(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.10(b)(ii).

(d) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

Section 2.11 Increased Costs, Illegality, Effect of Benchmark Transition Event, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):

(A) on any Interest Determination Date that, by reason of any changes in any Requirement of Law arising after the Closing Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(B) at any time, that such Lender shall incur increased costs, Taxes (other than Excluded Taxes and Indemnified Taxes which are otherwise provided for in Section 4.04) or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBOR Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(C) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the London interbank market; then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (A) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (A) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Borrowing request or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (B) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (C) above, the Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.11(a)(B), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.11(a)(C), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.11(a)(B) or (C) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans or Revolver Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts, will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11).

(e) For the avoidance of doubt, this Section 2.11 shall not apply to any Excluded Taxes, or to any Indemnified Taxes, which are otherwise provided for in Section 4.04.

(f) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.11(f) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right (in consultation with the the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.11(f) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(f).

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

Section 2.12 Compensation.

(a) The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all actual losses, reasonable and documented out-of-pocket expenses and liabilities (including, without limitation, any actual loss, reasonable and documented out-of-pocket expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Borrowing request or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.11(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Article X) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.11(b).

(b) With respect to any Lender’s claim for compensation under Section 2.11 or 2.12, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) The Borrower shall make such compensation under Section 2.11 or 2.12 within 30 days after receipt of written request therefor.

Section 2.13 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.11 and 4.04.

Section 2.14 Replacement of Lenders; Defaulting Lenders.

(a) (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires the consent of each Lender or each directly and adversely affected Lender which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, (I) to terminate all Revolver Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any termination of one or more Commitments of one or more Lenders, participations in then outstanding Protective Advances and Letters of Credit shall be reallocated based on the revised Pro Rata Share of the various Revolving Lenders; provided, further, that a termination pursuant to this clause (I) shall not be permitted if, after giving effect to any reallocation of participations pursuant to the immediately preceding proviso the Revolving Loan Exposure would exceed the aggregate remaining Commitments, or (II) in accordance with Section 12.04 to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent and, in the case of assignments of Commitments or Revolving Loan Exposure, the Issuing Bank (to the extent the consent of the Administrative Agent or the Issuing Bank, as applicable, would be required under Section 12.04); provided that in the case of this clause (II):

(i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 12.04 (and with all fees payable pursuant to said Section 12.04 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Revolver Commitments, outstanding Loans and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to such Replaced Lender’s share of the outstanding Obligations (other than Bank Product Obligations, but including (A) all interest, fees, and other amounts that may be due and payable in respect thereof, and (B) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided that any such assumption of the Revolver Commitment of a Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender’s or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund amounts that it was obligated to fund herein;

(ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.12 shall be paid in full to such Replaced Lender concurrently with such replacement; and

(iii) in the event of (A) a direct conflict between the priority provisions of Section 2.03(g), Section 2.14 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other, and (B) any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.03(g) and this Section 2.14 shall control and govern.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, the Administrative Agent or the Borrower shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.14 and Section 12.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses(i) and (ii) above (and, if so required by the Administrative Agent, the assignment fee referred to in Section 12.04 (which shall be payable by the Borrower or the Replacement Lender)), recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes (to the extent applicable) executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Section 2.11, 2.12, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender. In the case of the substitution of a Lender pursuant to this Section, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivers such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of the Borrower required to be paid to the Replaced Lender pursuant to this Section, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent and the Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender.

Section 2.15 Accordion.

(a) At any time during the term of this Agreement, at the option of the Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). The Administrative Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by the Borrower, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then the Administrative Agent or the Borrower may invite any prospective lender who is reasonably satisfactory to the Administrative Agent and the Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount, and in integrals, of at least $5,000,000. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.15 on more than two occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $25,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) the Administrative Agent or the Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to the Administrative Agent and the Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), the Borrower, and the Administrative Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to the Administrative Agent, to which such Lenders (or prospective lenders), the Borrower, and the Administrative Agent are party,

(ii) each of the conditions precedent set forth in Section 6.02 are satisfied,

(iii) the Borrower has delivered to the Administrative Agent updated pro forma projections (after giving effect to the applicable Increase) for Holdings and its Restricted Subsidiaries evidencing (A) compliance on a pro forma basis after giving effect to the applicable Increase, with the financial covenants set forth in Section 8.13 as of the end of the applicable period most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, and (B) compliance on a pro forma basis with the financial covenants set forth in Section 8.13 for the four fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and

(iv) the Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (which interest margins may be with respect to Revolving Loans made pursuant to the increased Revolver Commitments, higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to the Administrative Agent. Any Increase Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Revolver Commitments).

(c) [Reserved].

(d) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.15.

(e) Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(f) The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.15 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Borrower shall take any actions reasonably required by the Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

(g) Nothing in this Section 2.15 shall constitute a commitment to lend or an agreement to make a lending commitment or to make credit available or to syndicate the Increase on the part of the Lenders or the Administrative Agent. The Borrower acknowledges and agrees that any proposed Increase shall be subject to, among other things, then existing market conditions or prospects, the satisfactory completion of each Lender’s or prospective Lender’s, as applicable, respective due diligence, underwriting and internal approval procedures, and any failure of any Person to obtain internal approvals for or to successfully syndicate any Increase shall not constitute a breach or default hereunder. The parties hereto acknowledge and agree that the Administrative Agent shall not be obligated to undertake any action to effectuate and/or implement the Increase but shall have the right to undertake such action in its sole and absolute discretion pursuant to the terms of this Section 2.15 upon receipt of the Increase Notice.

ARTICLE III

FEES; REDUCTION OR TERMINATION OF COMMITMENTS

Section 3.01 Fees.

(a) Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for itself and for the account of Lenders (to the extent and in accordance with the arrangements by and among Administrative Agent and Lenders), such fees in the amounts and at the times specified as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent pursuant to the Fee Letter or otherwise.

(b) Unused Line Fee. From and following the Closing Date, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, an unused line fee in an amount equal to the Applicable ULF Rate per annum times the result of (i) the Revolver Commitment less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which unused line fee shall be due and payable on the first (1st) day of each month from and after the Closing Date up to the first (1st) day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. The Borrower shall pay to the Administrative Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of the Borrower performed by personnel employed by the Administrative Agent, and (ii) the reasonable and documented out-of-pocket fees or charges paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform field examinations of the Borrower or its Restricted Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess the Borrower’s or its Restricted Subsidiaries’ business valuation; provided that (A) as to appraisals, (1) except as provided in clause (A)(2) below, there shall be no more than one appraisal of each type of Collateral in any 12 consecutive month period at the expense of the Borrower, (2) at any time on or after September 30, 2020 that Excess Availability is less than the lesser of (x) $15,000,000 and (y) 15.0% of the Line Cap, there shall be one additional appraisal of each type of Collateral in any 12 consecutive month period at the expense of the Borrower, and (3) at any other times there shall be such other appraisals as the Administrative Agent may request at the expense of the Administrative Agent and the Lenders; provided, further, that, any appraisal conducted in connection with a Permitted Acquisition shall be in addition to any appraisals required pursuant to this Agreement; and (B) as to field examinations, (1) except as provided in clause (B)(2) below, there shall be no more than one field examination in any 12 consecutive month period at the expense of the Borrower, (2) at any time on or after September 30, 2020 that Excess Availability is less than the lesser of (x) $15,000,000 and (y) 15.0% of the Line Cap, there shall be one additional field examination in any 12 consecutive month period at the expense of the Borrower, (3) at any time an Event of Default has occurred and is continuing, there shall be such field examinations as the Administrative Agent may request of the Borrower and its Restricted Subsidiaries, and (4) at any other times there shall be such other field examinations as the Administrative Agent may request at the expense of the Administrative Agent and the Lenders; provided, further, that, any field examinations conducted in connection with a Permitted Acquisition shall be in addition to any field examinations required pursuant to this Agreement.

ARTICLE IV

PAYMENTS; TAXES

Section 4.01 [Reserved].

Section 4.02 [Reserved].

Section 4.03 [Reserved].

Section 4.04 Net Payments.

(a) Except as provided in this Section 4.04(a), all payments made by or on behalf of the Borrower or any other Loan Party hereunder and under any Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any Taxes are required to be withheld or deducted, the Borrower or Guarantors, if applicable, agree to pay the full amount of such Taxes to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, such additional amounts to the recipient as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document will not be less than the amount provided for herein or in such Loan Document after withholding or deduction for or on account of such Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 4.04(a)). As soon as practicable after any payment of Taxes, the Borrower or Guarantors, if applicable, will furnish to the Administrative Agent certified copies of the receipt issued by the relevant Governmental Authority evidencing such payment by the Borrower or Guarantor or such other evidence as is reasonably acceptable to the Administrative Agent. The Borrower or Guarantors, if applicable, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person for the full amount of any Indemnified Taxes so levied or imposed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority and paid by such Person, within 10 days after written demand therefor. A certificate as to the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower or Guarantors, if applicable, shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b) Without limiting the generality of Section 4.04(c), each Lender and the Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to the Borrower) on or prior to the date it becomes a party to this Agreement, two accurate, complete and executed originals of Internal Revenue Service Form W-9 certifying to such Person’s entitlement to exemption from United States federal backup withholding. Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrower) on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable:

(i) two accurate, complete and executed originals of Internal Revenue Service Form W-8ECI, or any subsequent versions thereof or successors thereto;

(ii) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate, complete and executed originals of Internal Revenue Service Form W 8BEN or Internal Revenue Service Form W-8BEN-E, or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other payments to be made under any Loan Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii) two accurate, complete and executed originals of Internal Revenue Service Form W-8IMY, or any subsequent versions thereof of successors thereto, and all required supporting documentation (such supporting documentation to include Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E for each beneficial owner of any payments made hereunder); or

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (A) two executed certificates providing that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, which certificates shall be substantially in the form of Exhibit I (any such certificate, a “Non-Bank Certificate”) and (B) two accurate, complete and executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (with respect to the portfolio interest exemption) (or any subsequent versions thereof or successors thereto) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note (to the extent applicable).

In addition, the Administrative Agent and each Lender agrees that from time to time after the Closing Date, when a change in circumstances renders the previous certification inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue

Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), Form W-8BEN of Form W-8BEN-E (with respect to the portfolio interest exemption) and a Non-Bank Certificate, or Form W-9, as the case may be (or any subsequent versions thereof or successors thereto), in order to confirm or establish its continued entitlement to a complete exemption from United State withholding tax or backup withholding with respect to payments under this Agreement and any Note (to the extent applicable), or it shall promptly notify the Borrower and the Administrative Agent (if applicable) of its inability to deliver any such form or certificate pursuant to this Section 4.04(b).

(c) If any Lender or the Administrative Agent is entitled to an exemption from or reduction in withholding Tax with respect to payments under this Agreement and any Note (to the extent applicable), then such Lender and the Administrative Agent agree to deliver to the Borrower and the Administrative Agent upon request such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(d) If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting or withholding requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.04(d), FATCA shall include any amendments made to FATCA after the Closing Date.

(e) If the Borrower or Guarantor pays any additional amount or makes any indemnity payment under this Section 4.04 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received any refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor (a “Refund”), such Lender or the Administrative Agent shall pay to the Borrower or Guarantor, as the case may be, such Refund (but only to the extent of indemnity payments made under this Section 4.04 with respect to Indemnified Taxes and Other Taxes giving rise to such Refund) net of all out-of-pocket expenses (including taxes) in respect of such Refund and without interest; provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with its policies, whether to seek a Refund; (ii) any Taxes, costs, penalties, interest or other charges that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or a Guarantor pursuant to this Section 4.04(e) (and any interest or penalties imposed thereon) shall be treated as a Tax for which the Borrower or Guarantors, as the case may be, are obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or the Guarantors (including, without limitation, its tax returns); and (iv) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 4.04(e) at any time which an Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or Guarantors); and (v) notwithstanding anything to the contrary in this Section 4.04(e), in no event will the Lender or Administrative Agent be required to pay any amount to the Borrower or Guarantors the payment of which would place the Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders (including the Issuing Bank) to enter into this Agreement and to make the Loans and issue the Letters of Credit, each of the Loan Parties hereby jointly and severally represents and warrants, (a) on the Closing Date, that the Specified Representations are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein), and (b) on every date thereafter on which an extension of credit occurs, and on every date thereafter on which the representations and warranties set forth below are deemed to be made pursuant to Section 6.02, to the Administrative Agent and each Lender that:

Section 5.01 Financial Condition.

(a) [Reserved].

(b) (i) The audited consolidated balance sheets of Holdings and its Subsidiaries as at the last day of the fiscal year ended March 31, 2019, and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the fiscal year ended March 31, 2019, and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the Fiscal Quarter December 31, 2019, and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, in each case, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year and Fiscal Quarter then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (without giving effect to the parenthetical set forth in the definition thereof) applied consistently throughout the periods involved (except for the lack of footnotes and being subject to year-end adjustments). To the knowledge of the Loan Parties none of Holdings or any of its Restricted Subsidiaries has, as of the Closing Date after giving effect to the Transaction and excluding obligations under the Loan Documents, any material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which are not reflected in the most recent financial statements referred to in this paragraph as a result of any change, event, development, circumstance, condition or effect during the period from December 31, 2019 to and including the Closing Date.

Section 5.02 No Change. Since the last day of the fiscal year ended March 31, 2019, there has been no change in the financial condition, business, operations, assets or liabilities of Holdings and/or its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Existence; Compliance with Law. Each of Holdings, the Borrower and each other Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization except, solely in the case of any Restricted Subsidiary of the Borrower that is not a Loan Party, where the failure to be duly organized, validly existing or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority or legal right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Legal Bar; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate, or conflict with, any Requirement of Law, or any Contractual Obligation of Holdings or any of its Restricted Subsidiaries except such violations or conflicts as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Organizational Documents of Holdings or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings of or any of its Restricted Subsidiaries (other than Liens permitted hereunder), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) will not violate, or conflict with, the Organizational Documents of Holdings or any of its respective Restricted Subsidiaries. Each of Holdings and each of its Restricted Subsidiaries is in compliance with all Requirements of Law, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened (a)with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 No Default. No Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.09 Ownership of Property; Liens; Insurance.

(a) Each of Holdings and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 8.02 and except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) each material insurance policy maintained by the Loan Parties is in full force and effect, all premiums due have been duly paid prior to becoming delinquent beyond any grace period, and no Loan Party has received notice of violation or cancellation thereof. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 5.10 Intellectual Property. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own and have properly recorded including full payment of all maintenance and renewal fees, or are licensed to use, pursuant to valid and enforceable written agreements, all Intellectual Property used in the conduct of the business of Holdings and its Restricted Subsidiaries as currently conducted, (b) no claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Loan Party’s Intellectual Property or alleging that the conduct of any Loan Party’s business infringes or violates the rights of any Person, nor does Holdings or the Borrower know of any valid basis for any such claim and (c) to the knowledge of the Loan Parties, no Person is infringing, violating or misappropriating any Loan Party’s rights to any Intellectual Property.

Section 5.11 Taxes. Each of Holdings and each of its Restricted Subsidiaries has filed or caused to be filed Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the relevant Restricted Subsidiary or (ii) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Tax Lien has been filed, and, to the knowledge of any of the Loan Parties, no claim is being threatened in writing, with respect to any Taxes other than Liens or claims which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12 Use of Proceeds; Margin Regulations. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes, slowdowns, stoppages, unfair labor practice charges or other labor disputes against any of Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each of Holdings and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable

Requirement of Law dealing with such matters and there are no other violations of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with wage and hour matters; and (c) all payments due from any of Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Restricted Subsidiaries is bound.

Section 5.14 ERISA.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five-year period prior to the date on which this representation is made or deemed made;

(ii) no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA;

(iii) each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations;

(iv) no determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(v) all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Closing Date or accrued in the accounting records of the Borrower, in accordance with and to the extent required by GAAP;

(vi) the administrator of a Plan has not provided a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) and no termination of a Plan has occurred, no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen;

(vii) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity would become or would reasonably be expected to become subject to any material liability under ERISA if Holdings, the Borrower, any such Subsidiary or any such Commonly Controlled Entity were to withdraw partially or completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

(viii) no such Multiemployer Plan is or is reasonably expected to be in Reorganization or Insolvent and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA;

(ix) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); and

(x) there has been no cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; and

(xi) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan, and none of Holdings, the Borrower, any Subsidiary nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(b) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S. Plan as of the Closing Date have been timely made, and (iii) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.

Section 5.15 Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” “or a company “controlled” by an “investment company” required to be registered as such, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 Subsidiaries. Schedule 5.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or any of its Subsidiaries and whether such Subsidiary is an Immaterial Subsidiary or a Subsidiary Guarantor. All of the outstanding Capital Stock owned by the Loan Parties in such Subsidiaries has been validly issued and is fully paid and all Capital Stock owned by a Loan Party in such Subsidiaries is owned free and clear of all Liens except (i) those created under the Security Documents or (ii) any Lien that is permitted under Section 8.02.

Section 5.17 Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties currently and, to the knowledge of any Loan Party, formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances so as has given rise to or would give rise to liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law;

(b) no Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings or any of its Restricted Subsidiaries, nor does any Loan Party have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been Released, transported or disposed of from the Properties by or on behalf of Holdings or any of its Restricted Subsidiaries in violation of, or in a manner or to a location that has given rise to or would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been Released, generated, treated, stored or disposed of at, on or under any of the Real Properties or by Holdings or any of its Restricted Subsidiaries in violation of, or in a manner that has given rise to or would give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which Holdings or any of its Restricted Subsidiaries is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(e) to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by Holdings or any of its Restricted Subsidiaries, including, without limitation, the Release, emission, discharge, presence or disposal of any Materials of Environmental

Concern, that could form the basis of any judicial proceeding or governmental or administrative action against Holdings or any of its Restricted Subsidiaries or against any person or entity whose liability for any such action or order Holdings or any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in any costs, liabilities or restrictions on ownership, occupancy, use or transferability of any property under Environmental Law; and

(f) Holdings, its Restricted Subsidiaries, the Real Property and all operations at the Real Property are in compliance with all applicable Environmental Laws.

The representations and warranties in this Section 5.17 are the sole representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including those relating to Environmental Laws or Materials of Environmental Concern.

Section 5.18 Accuracy of Information, etc. No written information (other than the estimates and other forward looking statements and information of a general economic or general industry nature) concerning Holdings or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, data, document or certificate was so furnished, when taken as a whole, any untrue information or data of a fact in any material respect or omitted to state a fact necessary to make the information or data contained herein or therein not misleading in any material respect. The pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings in good faith to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

Section 5.19 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (the other Liens permitted hereunder) in the Collateral described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Administrative Agent along with instruments of transfer in blank or endorsed to the Administrative Agent, and (ii) the other Collateral described in clause

(i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 5.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 5.19(a), as the case may be, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the Administrative Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Loan Document), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of other Liens permitted hereunder). Other than as set forth on Schedule 5.19(a), none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.

(b) Each of the Mortgages delivered pursuant to Section 7.08(b) is, or upon execution and recording will be, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. The UCC fixture filings on form UCC-1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 5.19(b) lists each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries.

Section 5.20 Solvency. Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith on the Closing Date and the other transactions contemplated hereby and thereby, will be, Solvent.

Section 5.21 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) No Loan Party or any of its Subsidiaries is in violation of any Sanctions.

(b) No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

Section 5.22 Holding Company Status. Holdings does not engage in any business or own any significant assets or have any material liabilities other than as permitted pursuant to Section 8.12.

Section 5.23 Eligible Accounts. As to each Account (or portion thereof) that is identified by the Borrower or any Designated Subsidiary Guarantor as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrower’s or such Designated Subsidiary Guarantor’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts (that are not any Administrative Agent-discretionary criteria) as in effect at such time.

Section 5.24 Eligible Inventory. As to each item of Inventory that is identified by the Borrower or any Designated Subsidiary Guarantor as Eligible Inventory in the most recent Borrowing Base Certificate submitted to the Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory (that are not any Administrative Agent-discretionary criteria) as in effect at such time.

Section 5.25 Location of Inventory. The Inventory of Loan Parties and their Restricted Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 1.01(e) (as such Schedule may be updated in accordance with the terms of this Agreement).

Section 5.26 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing in all material respects the type, quality, and quantity of its and its Restricted Subsidiaries’ Inventory and the book value thereof.

Section 5.27 Status as EEA Financial Institution. Neither the Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.

ARTICLE VI

CONDITIONS PRECEDENT; TERM OF AGREEMENT.

Section 6.01 Conditions to Effectiveness on the Closing Date. The agreement of each Lender to make the extensions of credit requested to be made by it under this Agreement shall not become effective until the satisfaction or waiver in accordance with Section 12.12 of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) that certain Reaffirmation of Loan Documents, dated as of the date thereof, by and among Borrower, Holdings, the other Guarantors party thereto and the Administrative Agent.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) Fees. On the Closing Date, the Lenders and the Administrative Agent shall have received all fees required to be paid pursuant to Section 3.01 and the Fee Letter (and without duplication thereof), and all reasonable out of pocket expenses required to be paid pursuant to the Fee Letter or hereunder.

(g) Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date signed by the Secretary or any Assistant Secretary of such Loan Party and attested to by an Authorized Officer of such Loan Party (or, if applicable, the Secretary or Assistant Secretary of its sole member or manager), with the following insertions and attachments: (A) certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar organizational document of each Loan Party certified as being in full force and effect on the Closing Date, and (B) a good standing certificate dated as of a recent date for each Loan Party from its jurisdiction of organization and (iii) a Perfection Certificate of the Loan Parties, dated as of the Closing Date, signed by an Authorized Officer of the Borrower.

(h) Legal Opinions. The Administrative Agent shall have received a legal opinion of (i) Kirkland & Ellis LLP, New York counsel to the Loan Parties, and (ii) local counsel in New Mexico, which opinion, in each case, shall be addressed to the Administrative Agent, the Administrative Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(i) Perfected Liens.

(i) Except as set forth on Schedule 5.19(a), the Administrative Agent shall have obtained a valid security interest in the Collateral covered by the Security Agreement; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection (to the extent required by the terms of any Loan Document) and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Administrative Agent.

(ii) The Administrative Agent shall have received (A) the Certificated Securities pledged pursuant to the Security Agreement, together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (B) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) UCC Filings. The Administrative Agent shall have received copies of recent Lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens permitted under Section 8.02 or (y) those in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing).

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J, which certifies that Holdings and its Restricted Subsidiaries, on a consolidated basis, are, and immediately after giving effect to the Transaction and the other transactions contemplated hereby, will be, Solvent.

(l) Patriot Act. The Administrative Agent and the Lenders shall have received, at least two business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been requested at least ten days prior to the Closing Date by the Administrative Agent or any such Lender that is required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(m) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a customary certificate dated the Closing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Borrower, certifying on behalf of the Borrower that, taking into account the penultimate paragraph of this Section 6.01, all of the conditions in clauses (e), (f), (n) and (o) of this Section 6.01 have been satisfied or waived on such date (other than any certification that any such conditions have been satisfied or waived to the extent subject to the satisfaction of the Administrative Agent or the Lenders).

In determining the satisfaction of the conditions specified in this Section 6.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction.

Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions (express or implied) to the effectiveness of this Agreement on the Closing Date are those set forth in this Section 6.01.

Section 6.02 Conditions to All Extensions of Credit After the Closing Date. The obligation of each Lender (and of the Issuing Bank) to make Revolving Loans hereunder (or to extend any other credit hereunder) after the Closing Date is subject to the satisfaction of the following additional conditions precedent:

(a) Notice. The Administrative Agent shall have received a Borrowing request in accordance with Section 2.03.

(b) Borrowing Availability. Immediately after any such Borrowing or other extension of credit and after application of the proceeds thereof or after such issuance, the outstanding principal amount of Revolving Loans will not exceed the Maximum Revolver Amount.

(c) No Default. At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing on such date.

(d) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article V hereof or in any other Loan Document shall be true and correct in all material respects (except, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such extension of credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

Each of the delivery of a Borrowing request and the acceptance by the Borrower of the proceeds of such extension of credit shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such extension of credit (both immediately before and after giving effect to such extensions of credit) the conditions specified in Sections 6.02(b), (c) and (d) above have been satisfied on and as of such date (or waived by the Administrative Agent or Required Lenders).

Section 6.03 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

Section 6.04 Effect of Maturity. On the Maturity Date, all commitments of the Lenders (including Issuing Bank) to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and the Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lenders (including Issuing Bank) (other than payment in full of the Obligations and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and the Administrative Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lenders’ (including Issuing Bank’s) obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent.

Section 6.05 Early Termination by the Borrower. The Borrower has the option, at any time upon ten Business Days prior written notice to the Administrative Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder by repaying to the Administrative Agent all of the Obligations in full. The foregoing notwithstanding, (a) the Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) the Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

ARTICLE VII

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Revolver Commitments have been terminated and the Obligations shall have been paid in full, each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to:

Section 7.01 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) within 120 days after the end of each Fiscal Year of Holdings (or 150 days in the case of Fiscal Year ending December 31, 2019) (i) a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year setting forth in each case in comparative form the figures for the previous twelve-month period ended December 31, 2019 (to the extent available with respect to any Fiscal Quarter or Fiscal Year ended prior to, or a portion of which occurs prior to, the Closing Date) and certified by an independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is solely resulting from the impending Maturity Date or the final stated maturity of the Loans or any Indebtedness permitted to be incurred pursuant to Section 8.01(d) or (dd)) or exception and without any qualification or exception as to scope of audit), and (ii) management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any fiscal year ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous twelve month periods ended December 31, 2019;

(b) not later than 45 days after the end of each Fiscal Quarter of Holdings of each Fiscal Year, (i) the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Restricted Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes) and (ii) management’s discussion and analysis with respect to such financial statements, including comparisons to the comparable periods in previous years and budgeted amounts, including comparisons to the comparable periods in previous years; and

(c) during a Reporting Period, not later than 30 days after the end of each Fiscal Month of Holdings of each Fiscal Year, the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, with comparisons to the comparable periods in previous years and budgeted amounts, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Restricted Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes). Notwithstanding anything in Credit Agreement to the contrary, Holdings and the Borrower shall not be required to deliver the monthly financial statements otherwise required to be delivered under Section 7.01(c) of the Credit Agreement for any Fiscal Month which Fiscal Month is also the end of a Fiscal Quarter.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clauses (a) and (b) above) or Authorized Officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Section 7.02 Certificates; Other Information. Furnish to the Administrative Agent (who shall, other than in the case of clause (f) below, promptly furnish to each Lender), or, in the case of clause (f) below, the Administrative Agent or requesting Lender, as the case may be:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 7.01 or this Section 7.02, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, Holdings, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 7.01 or this Section 7.02 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 7.01 or this Section 7.02 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Borrower, Holdings, their respective Subsidiaries and their securities. Holdings and the Borrower further acknowledge and agree, at the reasonable request of the Administrative Agent, to assist in the preparation of a version of the materials and presentations to be used in connection with the syndication of the Revolving Loan Facility to potential Lenders who do not wish to receive Private Lender Information, consisting exclusively of Public Lender Information;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.01(a), (b) and (c), a Compliance Certificate (i) stating that, to the best of the Authorized Officer’s knowledge, Holdings and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and such Authorized Officer has obtained no knowledge of any Event of Default except as specified in such Compliance Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, certifying a description of any change in the name and/or jurisdiction of organization of any Loan Party, (iii) certifying a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 4.02, and (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”;

(c) concurrently with the delivery of any financial statements pursuant to Section 7.01(a), a budget of Holdings and its Restricted Subsidiaries for the then-current Fiscal Year, containing, among other things, a pro forma balance sheet, statement of income and statement of cash flows for each quarter of such Fiscal Year, which budget shall be based on estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing and accompanied by comparative figures for the previous year, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(d) each of the reports set forth on Schedule 7.02(d) at the times specified therein, and, in connection therewith, Holdings and the Borrower hereby jointly and severally agree to use commercially reasonable efforts in cooperation with the Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule;

(e) promptly after Holdings’ or any of its Restricted Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto;

(f) promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act;

(g) as promptly from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; provided that the Loan Parties shall not be required to disclose any such information if (i) such disclosure would (x) cause the Loan Parties to waive the attorney-client privilege or (y) breach any confidentiality obligations on the Loan Parties and (ii) the Borrower has delivered to the Administrative Agent a statement of an Authorized Officer of the Borrower certifying that disclosure of such information would give rise to any such waiver or breach; and

(h) concurrently with the delivery of any financial statements pursuant to Section 7.01(a) and (b), the related consolidating financial statements.

Section 7.03 Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties; provided that Holdings, the Borrower and their Restricted Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.04 Maintenance of Existence; Compliance. (i) Preserve, renew and keep in full force and effect its organizational existence under the laws of its jurisdiction of organization or formation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, (x) in the case of clause (i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (ii)above, to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) in connection with a transaction permitted by Section 8.03 and 8.04; (b) comply in all material respects with all Requirements of Law (including, but not limited to, Environmental Laws, ERISA, Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws) except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05 Maintenance of Property; Insurance.

(a) (i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve or renew all of its Intellectual Property, except to the extent (x) such Intellectual Property is no longer used in the conduct of the business of the Loan Parties, (y) the Borrower determines in its good faith business judgment that it is not commercially reasonable to preserve or renew such Intellectual Property, taken as a whole, or (z) such non-renewal or non-preservation is otherwise permitted under this Agreement or the other Loan Documents, (iii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses and (iv) ensure that the Administrative Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and the Administrative Agent for the benefit of the Secured Parties and shall be named as loss payee with respect to the property insurance (other than public property policies) maintained by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Holdings will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Administrative Agent as loss payee and/or additional insured (subject to the exceptions in the immediately preceding paragraph), as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Restricted Subsidiaries) (i) to be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee and/or additional insured, as applicable) and (ii) to state that such insurance policies shall not be canceled without at least 30 days’ prior written notice (or if such cancellation is by reason of nonpayment of premium, at least ten days’ prior written notice) thereof by the respective insurer to the Administrative Agent (unless it is such insurer’s policy not to provide such a statement).

Section 7.06 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and accounts in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (ii) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of Holdings and its Restricted Subsidiaries with employees of the Borrower and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries so long as the Borrower shall have been given the reasonable opportunity to participate in such discussions; provided that notwithstanding the foregoing, (i) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to two times in any 12-month period and only one such time shall be at the Borrower’s expense and (ii) nothing in this Section 7.06 shall require Holdings or its Subsidiaries to take any action that would violate a confidentiality agreement or obligations or waive any attorney-client or similar privilege.

(b) Permit the Administrative Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals and valuations at such reasonable times and intervals as the Administrative Agent may designate; provided that as to appraisals and valuations, the Borrower shall not be required to pay any costs and expenses except as required pursuant to Section 3.01(c).

Section 7.07 Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default under any Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $5,000,000 (“Material Indebtedness”);

(c) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary, that (i) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) relates to any Loan Document;

(d) the following events, promptly and in any event within 10 days after Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan or Non-U.S. Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan, (iii) that a Single Employer Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Single Employer Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or

Section 303 of ERISA, (v) that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 305 of ERISA, (vi) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made, (vii) that a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (viii) the adoption of, or the commencement of contributions to, any Single Employer Plan by Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) the adoption of any amendment to a Single Employer Plan that results in an increase in contribution obligations of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity; and in each case in clauses(i) through (x) above, such event or occurrence, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect;

(e) any change in the financial condition, business, operations, assets or liabilities of Holdings or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(f) any of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate would have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; or

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Materials of Environmental Concern on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

Section 7.08 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject to Liens permitted hereunder) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent.

(b) With respect to any Real Property (i) owned or acquired in fee by Holdings or any Restricted Subsidiary on the Closing Date having a fair market value (together with improvements thereof) of at least $1,000,000 (as reasonably determined by the Borrower) (each such Real Property, subject to the last sentence of this Section 7.08(b), an “Initial Mortgaged Property”), or (ii) acquired, constructed or improved after the Closing Date having a fair market value (together with improvements thereof) of at least $1,000,000 (as reasonably determined by the Borrower) and owned in fee by any Loan Party (or owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date) (each such Real Property, subject to the last sentence of this Section 7.08(b), being “Additional Real Property”), within 90 days after the Closing Date for each Initial Mortgaged Property (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (or in the case of any Additional Real Property, no later than 90 days after the acquisition, construction or improvement thereof (or the creation or acquisition of any Subsidiary Guarantor which owns Additional Real Property, as applicable), as may be extended by the Administrative Agent in its reasonable discretion) (A) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with a corresponding UCC fixture filing for filing in the applicable jurisdiction (if the Mortgage does not constitute a UCC fixture filing in such jurisdiction), each in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary to create a valid, perfected and subsisting Lien, subject to Liens permitted under Section 8.02, against such Real Property, (B) provide the Lenders as addressee, for their benefit or as insured (as the case may be), with title policies, extended coverage and insurance, ALTA surveys, such affidavits, certificates, instruments of indemnification, legal opinions, (1) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination indicating whether the Mortgaged Property is in a flood zone and (2) if applicable, evidence of flood insurance as required by the National Flood Insurance Program as set forth in the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, each as amended and in effect, and such other information, documentation (including, but not limited to, appraisals, environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements) and certifications, in each case, as may be reasonably requested by the Administrative Agent. In connection with the foregoing requirements, it is understood and agreed that all Initial Mortgaged Properties shall be owned by one or more Loan Parties.

(c) With respect to any new Subsidiary Guarantor created or acquired after the Closing Date (or any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date) , promptly, and in any event within 30 days of such creation or acquisition (or, in the case of any Restricted Subsidiary that becomes a Subsidiary Guarantor, the date that such Restricted Subsidiary becomes a Subsidiary Guarantor) (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments (including, without limitation, supplements to the schedules) to this Agreement and the Security Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted hereunder) in the Capital Stock of such new Subsidiary Guarantor that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor, and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject to Liens permitted hereunder) in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may reasonably be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (c) to deliver to the Administrative Agent (i) a certificate of such Subsidiary Guarantor, substantially in the form of the certificate provided by the Loan Parties on the Closing Date pursuant to Section 6.01(i), with appropriate insertions and attachments and (ii) if reasonably requested by the Administrative Agent, a legal opinion from counsel to such new Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Liens permitted under Section 8.02) in no more than 65.0% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party and 100% of the total outstanding non-voting Capital Stock of such Excluded Foreign Subsidiary in each case, to the extent owned by one or more Loan Parties, and (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.

(e) With respect to any new Non-Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Excluded Foreign Subsidiary and any Subsidiary which would be a Subsidiary Guarantor but for clause (vi) in the definition thereof to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person (other than Holdings or any of its Restricted Subsidiaries) party thereto which consent has not been obtained), promptly (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the terms of the Liens permitted under Section 8.02) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Each of the Lenders hereby authorize the Administrative Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.

(f) Notwithstanding anything herein or in any other Loan Document to the contrary, no actions in any non-U.S. jurisdiction (including, for the avoidance of doubt, with respect to any intellectual property registered in any non-U.S. jurisdiction) shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements (including, for the avoidance of doubt, with respect to any intellectual property registered in any non-U.S. jurisdiction) governed under the laws of any non-U.S. jurisdiction).

Section 7.09 Location of Inventory. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep its Eligible Inventory and its books and records only at the locations identified on Schedule 1.01(e); provided that the Loan Parties may amend Schedule 1.01(e) so long as such amendment occurs by written notice to the Administrative Agent not less than ten days (or such later date as permitted by the Administrative Agent in its sole discretion) prior to the date on which such Inventory is moved to such new location and, with respect to any leased location or warehouse location, so long as each Loan Party uses commercially reasonable efforts to provide Administrative Agent a Collateral Access Agreement with respect thereto from the landlord or warehouseman of such location, if any.

Section 7.10 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrower but subject to the limitations set forth in the Loan Documents and this Agreement, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guarantees, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other Collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject to the Liens permitted under Section 8.02). Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any Excluded Foreign Subsidiary (including the Stock of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than 65.0% of the voting Stock of any Excluded Foreign Subsidiary owned directly by a Loan Party be required to be pledged to secure the Obligations or (C) any Capital Stock of any lower-tier Excluded Foreign Subsidiary or any Subsidiary of any Excluded Foreign Subsidiary be required to be pledged to secure the Obligations.

Section 7.11 [Reserved].

Section 7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans only as provided in Section 5.12.

Section 7.13 Compliance with Environmental Law. (a) Holdings and the Borrower will comply, and will cause each of their respective Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of, its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such non-compliances or failure to pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of Materials of Environmental Concern on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport Materials of Environmental Concern to or from any such Real Property, except for such generation, use, treatment, storage, Release, disposal, or transport as could not reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 7.07(f), (ii) after 15 days have passed since receipt of written notice from Administrative Agent or any Lender that Holdings or any of its Subsidiaries are not in compliance with Section 7.13(a) and such non-compliance has not been corrected, or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to ARTICLE 10, Holdings, the Borrower and their respective Subsidiaries will (in each case) provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, a Phase I environmental site assessment report concerning any such related Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent indicating, where relevant, the presence or absence of Materials of Environmental Concern and the likely cost of any removal or remedial action in connection with such Materials of Environmental Concern on such Mortgaged Property. If the Borrower fails to provide the same within 45 days after such request was made or such later date as the Administrative Agent may agree, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such related Mortgaged Property to undertake such an assessment at any reasonable time upon reasonable written notice to Holdings or the Borrower, all at the sole expense of the Borrower.

Section 7.14 Lender Conference Calls. At the request of the Administrative Agent and within twenty Business Days (or at such later date as may be agreed by the Administrative Agent in its reasonable discretion) of each date on which financial statements are required to be delivered pursuant to Section 7.01(a) or (b), hold a meeting (at a mutually agreeable time) by conference call with all Lenders who choose to participate on such call, on which call shall be reviewed by the Borrower the financial results of the previous Fiscal Quarter (in each case of the first three Fiscal Quarters of each Fiscal Year) or the previous Fiscal Year (in the case of the last Fiscal Quarter of each Fiscal Year) covered by such financial statements and the financial condition of the Borrower and its Restricted Subsidiaries at such time.

Section 7.15 Post-Closing Deliveries. The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.15 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and on Schedule 7.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 7.15 (and Schedule 7.15) and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 7.15 (and Schedule 7.15) have been taken (or were required to be taken).

Section 7.16 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VIII

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Revolver Commitments have been terminated and the Obligations shall have been paid in full, each of Holdings and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 8.01 Indebtedness. Incur any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) [reserved];

(c) [reserved];

(d) (I) Subordinated Indebtedness of the Borrower (which may be guaranteed by the other Loan Parties) or, subject to clause (iii) of the proviso below, one or more Restricted Subsidiaries that are not Loan Parties; provided that (i) immediately after giving effect to any Incurrence of Indebtedness under this clause (d), the aggregate principal amount of Indebtedness outstanding under this clause (d) shall not exceed $40,000,000, (ii) the Payment Conditions shall have been satisfied, (iii) at the time of any Incurrence of Indebtedness pursuant to this clause (d), and after giving effect thereto, the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) (including any Permitted Refinancing outstanding pursuant to following clause (II) which has been Incurred (or guaranteed) by Restricted Subsidiaries which are not Loan Parties shall not exceed $7,500,000 and (iv) Holdings or the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (iii) and the definition of “Subordinated Indebtedness” and containing the calculations (in reasonable detail) required by preceding clause (i), and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (d);

(e) (I) Indebtedness (including, without limitation, Capital Lease Obligations secured by Liens permitted by Section 8.02(k); provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (e)(I), the aggregate principal amount of Indebtedness outstanding under this clause (e) shall not exceed $10,000,000 and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (e);

(f) Indebtedness of (w) Holdings to another Loan Party for the purposes of making the payments set forth in Section 8.05 and 8.08, (x) the Borrower to any Restricted Subsidiary of the Borrower, (y) any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary thereof, provided that the aggregate principal amount of Indebtedness owed by any Restricted Subsidiary that is a Non-Guarantor Subsidiary or Excluded Foreign Subsidiary to the Borrower or any other Loan Party shall not exceed the sum of (I) $5,000,000 plus (II) an additional $15,000,000 so long as immediately after giving effect to the Incurrence of such additional Indebtedness, the Payment Conditions shall have been satisfied, and (z) any Restricted Subsidiary that is a Non-Guarantor Subsidiary or Excluded Foreign Subsidiary to any other Restricted Subsidiary that is a Non-Guarantor Subsidiary or an Excluded Foreign Subsidiary, provided further that (i) any such Indebtedness owed to a Loan Party pursuant to this clause (f) shall be evidenced by an Intercompany Note and shall be pledged pursuant to the Security Agreement and (ii) any such Indebtedness of a Loan Party pursuant to this clause (f) shall be subordinated to the Obligations on the terms of the Intercompany Note;

(g) (I) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries; provided that immediately after giving effect to any Incurrence of Indebtedness under this clause (g), the aggregate principal amount of Indebtedness outstanding under this clause (g)(I) shall not exceed the sum of (I) $5,000,000 plus (II) an additional $15,000,000 so long as immediately after giving effect to the Incurrence of such additional Indebtedness, the Payment Conditions shall have been satisfied; and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (g);

(h) Indebtedness consisting of Guarantee Obligations by Holdings, the Borrower or any Guarantor of Indebtedness otherwise permitted to be Incurred by a Loan Party under this Section 8.01 (other than Section 8.01(p), (s) or (w));

(i) (I) Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) (as reduced by any repayments of principal thereof other than with the proceeds of a Permitted Refinancing) and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (i);

(j) Indebtedness in respect of Hedge Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has exposure and not for speculative purposes;

(k) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or similar obligations, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;

(m) Indebtedness of the Borrower and its Restricted Subsidiaries consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with (i) the Transactions, (ii) Permitted Acquisitions or any other Investments permitted hereunder and (iii) in the ordinary course of business;

(n) Indebtedness in respect of Cash Management Services and Guarantee Obligations in respect thereof, Indebtedness in respect of employee credit card programs and purchasing card programs in the ordinary course of business, and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(o) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) (I) Indebtedness assumed in connection with, and not Incurred to finance or in contemplation of, Permitted Acquisitions or another Investment permitted hereunder and Indebtedness secured only by assets purchased by a Loan Party or Restricted Subsidiary in a Permitted Acquisition or pursuant to another Investment permitted by Section 8.06 that is assumed by such Loan Party or such Restricted Subsidiary in an aggregate amount not to exceed the sum of (i) $6,250,000 plus (ii) an additional amount so long as (x) the Payment Conditions shall have been satisfied, and (y) at the time of any assumption of Indebtedness pursuant to this clause (p), and after giving effect thereto, the aggregate amount of all Indebtedness outstanding pursuant to this clause (p) (including any Permitted Refinancing outstanding pursuant to following clause (II)) which has been Incurred (or guaranteed) by Restricted Subsidiaries which are not Loan Parties shall not exceed $6,250,000 and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (p);

(q) Indebtedness constituting customary indemnification obligations in connection with sales, dispositions and Permitted Acquisitions permitted under this Agreement;

(r) [reserved];

(s) guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Borrower and its Restricted Subsidiaries;

(t) [reserved];

(u) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(v) additional unsecured Indebtedness of Holdings and its Restricted Subsidiaries; provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (v), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (v) shall not exceed, together with any Indebtedness Incurred and then outstanding pursuant to Section 8.01(z), $10,000,000;

(w) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 10.01(g);

(x) Indebtedness representing Taxes that are not overdue by more than sixty days or are being contested in compliance with Section 7.03;

(y) [reserved];

(z) Indebtedness consisting of unsecured promissory notes issued by Holdings to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings permitted by Section 8.05;

(aa) [reserved];

(bb) Indebtedness owing to Ron P. Corio pursuant to the TRA Agreement (as in effect on the Closing Date); provided that such Indebtedness shall be subordinated to the prior payment in full of the Obligations as set forth in the TRA Agreement (as in effect on the Closing Date); and

(cc) additional Indebtedness of the Borrower and its Subsidiaries incurred to fund a Permitted Acquisition in an aggregate principal amount not exceed $12,500,000; provided that (x) no Event of Default shall be continuing at the time the relevant agreement with respect to such Permitted Acquisition is entered into and (y) and after giving effect thereto, the aggregate amount of all Indebtedness outstanding pursuant to this clause (cc) (including any Permitted Refinancing thereof) by Restricted Subsidiaries which are not Loan Parties shall not exceed $5,000,000.

Section 8.02 Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a) [reserved];

(b) Liens, whether or not securing Indebtedness, in an amount not to exceed at any time outstanding $7,500,000 (provided that (i) if such Lien secures Indebtedness for borrowed money, such Lien shall be subordinated to the Lien securing the Obligations pursuant to an Intercreditor Agreement and (ii) such Indebtedness shall not be secured by any assets included in the Borrowing Base);

(c) [reserved];

(d) Liens on cash or Cash Equivalents securing obligations under Hedge Agreements permitted hereunder;

(e) Liens for taxes that are (i) for amounts that are past due in an aggregate amount not to exceed $1,000,000, (ii) not overdue by more than 30 days or (iii) being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(f) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction contractors’ and sub-contractors’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, and Liens on fixtures and movable tangible property located on real property leased or subleased from landlords, lessors and mortgagees;

(g) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(h) (i) deposits to secure or relating to the performance of bids, trade contracts (other than Indebtedness for borrowed money), government contracts, leases, utilities, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including, without limitation, those to secure health and safety obligations) incurred in the ordinary course of business and (ii) Liens securing the financing of insurance premiums with respect thereto incurred in the ordinary course of business;

(i) easements, covenants, conditions, rights-of-way, restrictions (including zoning restrictions), building code and land use laws, encroachments, protrusions, title exceptions, survey exceptions and other similar encumbrances on real property that do not secure any Indebtedness for borrowed money and do not materially detract from the value of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially and adversely interfere with the current use of such real property;

(j) Liens (i) in existence on the Closing Date listed on Schedule 8.02(j) and (ii) securing any Permitted Refinancing of Indebtedness secured by Liens referenced on Schedule 8.02(j);

(k) Liens securing Indebtedness of Holdings and its Restricted Subsidiaries incurred pursuant to Section 8.01(e) or 8.01(v) to finance the acquisition of fixed or capital assets (including, without limitation, the acquisition, construction or improvement of Real Property owned by a Loan Party) or Indebtedness Incurred pursuant to Section 8.01(e)(II); provided that (i) such Liens shall be created within 90 days following the acquisition of such fixed or capital assets or such Permitted Refinancing, (ii) such Liens do not at any time encumber any property of the Loan Parties other than the property financed by such Indebtedness and accessions thereto and (iii) in the case of any Indebtedness Incurred pursuant to Section 8.01(e)(II), the amount of Indebtedness secured thereby is not increased (except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid in connection with such Permitted Refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith);

(l) Liens created pursuant to any Loan Document;

(m) any interest or title of a lessor or sublessor under any lease or sublease or secured by a lessor’s or sublessor’s interests under leases or subleases;

(n) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods or assets and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or assets in the ordinary course of business;

(o) Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary, FSHCO and/or Non-Guarantor Subsidiary, which Liens secure Indebtedness or other obligations of the applicable Restricted Subsidiary not prohibited under this Agreement (other than Indebtedness of any Loan Party);

(p) Liens in respect of the non-exclusive licensing of patents, copyrights, trademarks and other Intellectual Property rights in the ordinary course of business;

(q) [reserved];

(r) Liens arising from precautionary UCC financing statements or similar filings made in respect of leases entered into by the Borrower and its Restricted Subsidiaries or, to the extent permitted under the Loan Documents, the consignment of goods to the Borrower or its Restricted Subsidiaries;

(s) ground leases in respect of real property on which facilities owned or leased by the Borrower and its Restricted Subsidiaries are located;

(t) licenses (only non-exclusive in the case of intellectual property), sublicenses (only non-exclusive in the case of intellectual property), leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(u) Liens in respect of judgments or decrees that do not constitute an Event of Default under Section 10.01(g);

(v) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities, investment or similar accounts, in each case granted in the ordinary course of business in favor of the bank or banks where such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements or sweep accounts of the Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(w) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(x) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the New York UCC and (ii) rights of setoff against credit balances of Holdings or any of its Subsidiaries with credit card issuers or credit card processors to Holdings or any of its Subsidiaries in the ordinary course of business;

(y) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;

(z) [reserved];

(aa) Liens arising in connection with (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(bb) Liens on property or assets acquired pursuant to a Permitted Acquisition or an Investment permitted hereunder, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary or property is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted hereunder, (y) such Liens shall not attach to any assets included in the Borrowing Base and (z) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or such Investment permitted hereunder and do not attach to any property or assets of Holdings or any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or Investment (and the proceeds and products thereof and accessions thereto and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property; it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment), together with any extensions, renewals and replacements of the foregoing, so long as the Indebtedness secured by such Liens is permitted hereunder and such extension, renewal or replacement does not encumber any assets or properties of Holdings or additional assets or properties of the Borrower or any of its Restricted Subsidiaries (other than the proceeds or products or accessions of the assets subject to such Lien and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment);

(cc) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Investments permitted by Section 8.06, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(dd) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(ee) Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(ff) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(gg) [reserved];

(hh) [reserved];

(ii) [reserved]; and

(jj) Liens securing the Indebtedness incurred pursuant to Section 8.01(cc); provided that (i) such Liens do not attach to any property or assets of Holdings or any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets the subject of such Permitted Acquisition (and the proceeds and products thereof and accessions thereto), and (ii) such Liens shall not attach to any assets included in the Borrowing Base.

Section 8.03 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) (i) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) and (ii) any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with or into another Restricted Subsidiary that is not a Loan Party;

(b) (x) any Subsidiary Guarantor may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04 and (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to (i) the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary and/or direct or indirect joint venture of the Borrower (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04;

(c) any Investment by the Borrower and its Restricted Subsidiaries permitted by Section 8.06 may be structured as a merger, consolidation or amalgamation; provided that (i) the respective Investment continues to be permitted pursuant to the relevant clause or clauses of Section 8.06 after giving effect to the respective merger, consolidation or amalgamation, (ii) the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.08 and 7.10, (iii) in the case of any merger, consolidation or amalgamation or involving the Borrower, (x) the surviving person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary PATRIOT Act requirements), (y) each other Loan Party shall have confirmed its Guarantee of such surviving Person’s Obligations hereunder and the Liens that secure such Guarantee and (z) Holdings shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation or amalgamation and such supplement to this Agreement or any Security Document preserves with respect to the Borrower the enforceability of this Agreement, the Guarantee and the Security Documents and the perfection of the Liens under the Security Documents (subject to customary assumptions, qualifications and exceptions); provided that, in the case of this clause (iii), (A) such merger, consolidation or amalgamation shall not result in the Borrower (or the successor to the Borrower as a result of such merger, consolidation or amalgamation) ceasing to be a domestic Wholly Owned Subsidiary of Holdings and (B) the Organizational Documents of the surviving person shall be substantially similar to those of the Borrower as in effect prior to such merger or consolidation with such changes as are not adverse in any material respect to the interests of the Lenders, (iv) if a Restricted Subsidiary that is a Subsidiary Guarantor is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto) (x) the surviving person shall expressly assume the obligations about the respective Subsidiary Guarantor under the Loan Documents to which it is a party pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary PATRIOT Act requirements), and (y) Holdings shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation or amalgamation and such supplement to the respective Loan Documents preserves with respect to such Subsidiary Guarantor the enforceability of the Loan Documents to which its party (subject to customary assumptions, qualifications and exceptions); provided that in the case of this clause (iv), such merger, consolidation or amalgamation shall not result in the respective Subsidiary Guarantor (or the successor to such Subsidiary Guarantor as the result of such merger, consolidation or amalgamation) ceasing to be a Wholly Owned Domestic Subsidiary of Holdings, (v) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof and (vi) after giving effect to any transactions permitted pursuant to this clause (c) there shall be no material impairment of the Guarantees or the security interests of the Administrative Agent in any material portion of the Collateral (including, without limitation, as a result of the establishment of any entities which are not Guarantors and which own assets which were previously Collateral but no longer constitute same) in each case as reasonably determined by the Administrative Agent based on information furnished to it by the Borrower;

(d) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change its legal form is in the best interests of the Borrower and is not adverse to the Lenders in any material respect; provided that (i) if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), (x) all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or another Subsidiary Guarantor, (ii) if a Restricted Subsidiary that is not a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or a Restricted Subsidiary of the Borrower and (iii) in the case of a liquidation or dissolution of a Subsidiary Guarantor, no Event of Default shall have occurred and be continuing at such time;

(e) any merger, dissolution or liquidation not involving the Borrower or Holdings may be effected for the purposes of effecting a Disposition permitted by Section 8.04;

(f) in connection with a Permitted Acquisition, any Loan Party or any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) above;

(g) the merger or consolidation of Holdings or any of its Restricted Subsidiaries for the sole purpose, and with the sole material effect, of changing its state of organization within the United States (or, in the case of a Foreign Subsidiary, outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (i) in the case of any merger or consolidation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation; and

(h) any Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party may merge into any joint venture, Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party.

Section 8.04 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Holdings, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, surplus, uneconomical, worn out or damaged property in the ordinary course of business and Dispositions in the ordinary course of business of property or, in the reasonable business judgment of a Loan Party, no longer used in the conduct of the business of the Borrower and the other Restricted Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned);

(b) the Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted under Section 8.03;

(d) the sale or issuance of common Capital Stock of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower (provided that in the case of such issuance of common Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the Borrower’s common Capital Stock to Holdings;

(e) the use, sale, exchange or other disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the non-exclusive licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business (including ordinary course non-royalty based licenses and perpetual licenses);

(g) Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;

(h) licenses, sublicenses, space leases, leases or subleases with respect to any real or personal property or assets granted to third Persons in the ordinary course of business; provided that either (i)the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii)such transaction is at arm’s length;

(i) Dispositions to, between or among the Borrower and any Subsidiary Guarantors (other than Dispositions of assets included in the Borrowing Base unless, on or prior to the date that is three Business Days (or such shorter period of time determined by the Administrative Agent in its discretion) prior to such Disposition, the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such Disposition and confirming that, after giving effect to such Disposition and the repayment of any Loans in connection therewith, an Overadvance does not exist);

(j) Dispositions (x) between or among any Restricted Subsidiary that is not a Subsidiary Guarantor and any other Restricted Subsidiary or joint venture that is not a Subsidiary Guarantor, (y) by a Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, or (z)by any Loan Party to a Restricted Subsidiary and/or joint venture that is not a Restricted Subsidiary so long as, in the case of the foregoing clause (z),the fair market value of all Dispositions pursuant hereto, does not exceed $2,500,000 in the aggregate during the term of this Agreement and no Event of Default shall have occurred and be continuing or otherwise result therefrom;

(k) the compromise, settlement or write-off of accounts receivable or sale of accounts receivable for collection (i) in the ordinary course of business or (ii) for purposes of compromise in bankruptcy or in connection with disputed accounts;

(l) Dispositions constituting (i) Investments permitted under Section 8.06 (including Section 8.06(d)), (ii) Restricted Payments permitted under Section 8.05, and (iii) Liens permitted under Section 8.02;

(m) (i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset or (ii) a Disposition consisting of or subsequent to a total loss or constructive total loss of property;

(n) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(o) the unwinding of any Hedge Agreement;

(p) [reserved];

(q) Dispositions of Investments in joint ventures to the extent required by, or pursuant to, customary buy/sell arrangements between the applicable joint venture party as set forth in the joint venture arrangements or similar binding agreements among such joint venture party;

(r) Dispositions of other property (other than Dispositions of assets included in the Borrowing Base unless, on or prior to the date that is three Business Days (or such shorter period of time determined by the Administrative Agent in its discretion) prior to such Disposition, the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such Disposition and confirming that, after giving effect to such Disposition and the repayment of any Loans in connection therewith, an Overadvance does not exist); provided that (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, (B) such Disposition or series of related Dispositions pursuant to this clause (r) shall not constitute a Disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, (C) [reserved], (D) with respect to any single Disposition or a series of related Dispositions for an aggregate consideration in excess of $1,500,000, not less than 75.0% of the consideration payable to the Borrower and its Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents; provided that, for the purposes of this clause (D), the following shall be deemed to be cash: (x) any liabilities that are not Indebtedness (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the consummation of the applicable Disposition; and (z) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of $1,500,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received), (E) the aggregate consideration for all such Dispositions consummated in any Fiscal Year in reliance on this clause (r) shall not exceed $7,500,000, (F) the consideration payable to the Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith) and (G) concurrently with the consummation of such Disposition, an Authorized Officer of the Borrower shall deliver to the Administrative Agent a certificate executed by such Authorized Officer certifying as to the accuracy of the foregoing conditions;

(s) any exchange of property of the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another person; provided that (a) such property is useful to the business of the Borrower or such Restricted Subsidiary, (b) the Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the Borrower in good faith) and (c) such property will be received by the Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;

(t) [reserved];

(u) as long as no Event of Default then exists or would immediately arise therefrom, sales or other Dispositions constituting Non-Core Asset Sales of assets acquired in connection with an Investment permitted hereunder and made after the Closing Date; provided that each such sale is in an arm’s-length transaction and the respective Loan Party or Restricted Subsidiary receives at least fair market value in exchange therefor;

(v) as long as no Event of Default then exists or would immediately arise therefrom, Dispositions of non-core Real Property that is not currently used in the operations of the business (or Dispositions of any Person or Persons created to hold such Real Property or the Capital Stock in such Person or Persons), including leasing or subleasing transactions, Synthetic Lease Obligation transactions and other similar transactions involving any such Real Property pursuant to leases on market terms;

(w) (i) Dispositions of any Indebtedness owed to a Loan Party by another Loan Party or any other Restricted Subsidiary to any other Restricted Subsidiary that is not a Loan Party; provided that after giving effect to such Disposition, such Indebtedness would otherwise be permitted under Section 8.01 and (ii) so long as no Event of Default then exists, cancellations of Indebtedness owed to a Loan Party by another Loan Party or any other Restricted Subsidiary and/or joint venture that is not a Subsidiary;

(x) Disposition of property with respect to an insurance claim from damage to such property where the insurance company provides a Loan Party or its Restricted Subsidiary the value of such property (minus any deductibles and fees) in cash or with replacement property in exchange for such property;

(y) Dispositions of property no longer used or useful in the business of the Loan Parties (as determined in the good faith business judgment of such Loan Party) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (to the extent needed to do so) of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(z) [reserved];

(aa) any grant of an option to purchase, lease or acquire property, so long as the Disposition resulting from the exercise of such option would otherwise be permitted hereunder;

(bb) [reserved];

(cc) Dispositions of Intellectual Property that is not required to be preserved or renewed pursuant to Section 7.05(a)(ii);

(dd) Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims; and

(ee) other Dispositions (other than Dispositions of assets included in the Borrowing Base unless, on or prior to the date that is three Business Days (or such shorter period of time determined by the Administrative Agent in its discretion)prior to such Disposition, the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such Disposition and confirming that, after giving effect to such Disposition and the repayment of any Loans in connection therewith, an Overadvance does not exist) so long as the aggregate fair market value of all assets Disposed of in reliance upon this clause (ee) shall not exceed $2,000,000 in the aggregate after the Closing Date.

Section 8.05 Restricted Payments. Declare or pay any dividend or distribution on any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or its Restricted Subsidiaries or any Parent Company of Holdings, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings or its Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings or its Restricted Subsidiaries (collectively, “Restricted Payments”); except that:

(a) any Wholly Owned Subsidiary (which is a Restricted Subsidiary) of the Borrower may make Restricted Payments (other than issuances of Disqualified Capital Stock) to Holdings, the Borrower or any other Restricted Subsidiary and any non-Wholly Owned Subsidiary may make Restricted Payments (other than issuances of Disqualified Capital Stock) ratably to the holders of such non-Wholly Owned Subsidiary’s Capital Stock;

(b) so long as the Payment Conditions shall have been satisfied, the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment;

(c) cashless exercises of options and warrants shall be permitted;

(d) the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make Restricted Payments or make distributions to any Parent Company thereof to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase, redeem or otherwise acquire for value Qualified Capital Stock of Holdings or such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or its Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that (x) the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, $2,500,000 (with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years subject to a maximum (without giving effect to the following proviso) of

$5,000,000 in any Fiscal Year), and (y) the only consideration paid by Holdings in respect of such redemptions or purchase shall be cash; provided, further, that such amount in any Fiscal Year may be increased by any amount not to exceed, without duplication, (x) the aggregate amount of loans made by Holdings and any of its Restricted Subsidiaries pursuant to Section 8.06(h) that are repaid in connection with such purchase, redemption or other acquisition of such Capital Stock of such direct parent, plus (y) the amount of any Net Cash Proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Capital Stock of Holdings (or such direct parent) to officers, directors or employees of Holdings or its Restricted Subsidiaries that have not been used to make any such repurchases, redemptions or payments under this clause (d), plus (z) the net cash proceeds of any “key-man” life insurance policies of Holdings or its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d);

(e) so long as, in each case, on the date of the action or proposed action and after giving effect thereto, Excess Liquidity is greater than $5,000,000, (i) Holdings and its Restricted Subsidiaries may reimburse and indemnify the Sponsor or any of its Affiliates for the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with the Transaction, or any Permitted Acquisition or any other debt or equity issuance by Holdings or any of its Restricted Subsidiaries (whether or not successful) and (ii) Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to Holdings and its Restricted Subsidiaries and other out-of-pocket costs and expenses of the Sponsor and its Affiliates relating to the ownership of Holdings;

(f) after a Qualified Public Offering, Restricted Payments constituting cash dividends of Holdings may be made pursuant to this Section 8.05 within 60 days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof (irrespective of whether a Default or an Event of Default exists, so long as no Event of Default was occurring and continuing on the date of such declaration);

(g) the Borrower and its Subsidiaries may make Restricted Payments to, or make loans to, Holdings or any direct or indirect parent thereof in amounts required for Holdings or such direct or indirect parent (or, where such person is a partnership or disregarded entity for applicable income Tax purposes, its direct or indirect owners) to pay (and Holdings may pay Restricted Payments, or make loans, in respect of amounts relating to any such person to pay), in each case, without duplication:

(i) franchise or similar taxes and other fees, taxes and expenses required to maintain Holdings’ or any Parent Company’s corporate or other entity existence;

(ii) income and similar taxes attributable to Holdings, the Borrower and each Restricted Subsidiary that are not payable directly by Holdings, the Borrower or such Restricted Subsidiary, as applicable, which amount shall not exceed the amount of such taxes that Holdings, the Borrower and each Restricted Subsidiary would have been required to pay if they were a stand-alone consolidated, combined, unitary or similar tax group (“Tax Group”) with Holdings as the corporate common parent of such stand-alone Tax Group;

(iii) salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(iv) general corporate operating and overhead costs and expenses of Holdings or any Parent Company (including, without limitation, expenses for legal, administrative and accounting services provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h) the Loan Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Capital Stock (other than Disqualified Capital Stock);

(i) the Borrower may make Restricted Payments the proceeds of which are applied to the purchase or other acquisition by Holdings or an Affiliate of Holdings that is not a Restricted Subsidiary of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person that; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition (after giving effect to the clause (B) of the further proviso below) permitted to be made pursuant to Section 8.06(e); provided, further, that (A) such Restricted Payment shall be made concurrently with the consummation of such purchase or other acquisition, and (B) Holdings or such Affiliate of Holdings shall, contemporaneously with the consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) and any liabilities assumed (which liabilities shall otherwise be permitted hereunder) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower that is a Loan Party or (2) the merger (to the extent permitted in Section 8.04) into the Borrower or any Restricted Subsidiary of the Borrower that is a Loan Party of the Person formed or acquired in order to consummate such purchase or other acquisition (provided that the Borrower or such Restricted Subsidiary that is a Loan Party shall be the continuing or surviving entity of any such merger with the Borrower);

(j) after a Qualified Public Offering, the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, (i) cash in lieu of fractional shares in connection with any dividend, split or combination of the Capital Stock of Holdings and (ii) cash in lieu of fractional shares in connection with any conversion request by a holder of convertible Indebtedness to the extent such conversion is permitted under this Agreement; provided that the aggregate cash consideration paid in respect of this clause (j) shall not exceed, in any Fiscal Year, $500,000;

(k) after a Qualified Public Offering, the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to its equity holders or the equity holders in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by Holdings from such Qualified Public Offering; provided that the Payment Conditions shall have been satisfied;

(l) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, additional Restricted Payments the aggregate amount of which shall not at any time exceed, when added to the aggregate amounts used as provided in Section 8.07(d)(ii), $1,250,000 in the aggregate;

(m) so long as, in each case, on the date of the action or proposed action and after giving effect thereto, Excess Liquidity is greater than $5,000,000, payments to Ron P. Corio pursuant to the TRA Agreement (as in effect on the Closing Date); provided that amounts not permitted to be paid in any Fiscal Year may be carried over to the immediately succeeding Fiscal Year and paid at such time to the extent permitted by this clause (m);

(n) the Loan Parties and each Restricted Subsidiary may make Restricted Payments to Holdings or any Subsidiary thereof for payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries or in respect of their joint ventures to the extent such taxes and required amounts are attributable to the ownership or operations of the Loan Parties and their Restricted Subsidiaries or their joint ventures; provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis; and

(o) after a Qualified Public Offering, so long as the Payment Conditions shall have been satisfied, the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment.

Section 8.06 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures, debt securities or other Indebtedness of any Person or purchase or otherwise acquire (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (all of the foregoing, “Investments”), except:

(a) accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(b) Investments in cash and Cash Equivalents (or Investments that were Cash Equivalents when made, so long as Holdings and its Restricted Subsidiaries shall use commercially reasonable efforts to convert such Investments to Investments in cash or Cash Equivalents);

(c) loans and advances to employees, officers and directors of Holdings and its Restricted Subsidiaries (i) in the ordinary course of business for business related travel expenses, moving expenses and other similar expenses and (ii) in the ordinary course of business in an aggregate amount for Holdings and its Restricted Subsidiaries not to exceed $1,250,000 at any one time outstanding;

(d) Investments by the Borrower and Subsidiary Guarantors in any Restricted Subsidiary that is not a Loan Party; provided that, at the time of any such Investment, the aggregate amount of such Investment plus the aggregate amount of all other Investments pursuant to this clause (d) (determined without regard to write-downs or write-offs thereof and, in the case of Investments in the form of non-cash assets, taking the fair market value of such assets) shall not exceed $12,500,000;

(e) (i) acquisitions by the Borrower or any Restricted Subsidiary of the Borrower of the outstanding Capital Stock of Persons, or of all or substantially all of the assets of Persons or of a division or line of business of Persons (including any Permitted Acquisition consummated pursuant to Section 8.05(i), each a “Permitted Acquisition”); provided that (v) the Payment Conditions shall have been satisfied (provided that with respect to any Limited Condition Acquisition, the Payment Conditions shall be tested only on the LCA Test Date), (w) the acquired Person, company or business shall be in compliance with the provisions of Section 8.12, (x) on a Pro Forma Basis, the Borrower shall be in compliance with Section 8.13 as of the most recent test date, and (y) upon consummation of such Permitted Acquisition, the acquired Person and its Subsidiaries shall become Subsidiary Guarantors, to the extent required by and subject to the limitations of Section 7.08, and (ii) earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(f) (i) Investments in the Borrower or any Person that is a Subsidiary Guarantor or any newly created Restricted Subsidiary which becomes a Subsidiary Guarantor at the time of such Investment, (ii) Investments by any Loan Party and its Restricted Subsidiaries in their respective Subsidiaries and/or joint ventures outstanding on the Closing Date, (iii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties (other than Holdings) and (iv) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Subsidiary Guarantors in any Loan Party or any Restricted Subsidiary and/or joint ventures that are not Subsidiary Guarantors;

(g) [reserved];

(h) (i) loans and advances to employees, officers and directors of Holdings and any of its Restricted Subsidiaries to the extent used to acquire Qualified Capital Stock of Holdings and to the extent such transactions are cashless and (ii) advances of payroll payments to employees in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;

(j) Investments (including debt obligations and Capital Stock) received in settlement of amounts due to the Borrower and its Restricted Subsidiaries effected in the ordinary course of business or owing to the Borrower and its Restricted Subsidiaries as a result of insolvency or reorganization proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower and its Restricted Subsidiaries or disputes with customers and suppliers;

(k) Investments in existence on the Closing Date and described in Schedule 8.06(k) and any modification, renewal or extension or reinvestment thereof, but not any increase in the amount thereof unless otherwise permitted hereunder;

(l) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or its Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m) Investments paid for with consideration which consists solely of Capital Stock of Holdings or any Parent Company (other than Disqualified Capital Stock);

(n) unsecured guarantees by Holdings, the Borrower or any other Loan Party of the obligations of the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(o) guarantees permitted by this Agreement;

(p) Investments resulting from the receipt of non-cash consideration received in connection with Dispositions permitted by Section 8.04;

(q) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(r) Investments in respect of lease, utility and other similar deposits in the ordinary course of business;

(s) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in the ordinary course of business;

(t) de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis amount Invested in any such Restricted Subsidiary must be permitted under Section 8.06 other than under this clause (u);

(u) Investments consisting of Hedge Agreements permitted under Section 8.01(j);

(v) in addition to Investments otherwise permitted by this Section 8.06, Investments by the Borrower and its Restricted Subsidiaries; provided that (i) at the time of any such Investment, the aggregate amount of such Investment outstanding plus the aggregate amount of all other Investments outstanding pursuant to this clause (w) (determined without regard to write-downs or write-offs thereof and, in the case of Investments in the form of non-cash assets, taking the fair market value of such assets at the time of such Investment) shall not exceed (A) $10,000,000 plus (B) such additional amounts so long as the Payment Conditions shall have been satisfied;

(w) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment (in the same form of such initial Investment) being invested in one or more Loan Parties (other than Investment in the Capital Stock of such Loan Party);

(x) any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture that is not a Restricted Subsidiary, in each case to the extent such Investment is substantially contemporaneously returned in the same form as such original Investment pursuant to a dividend or other distribution from such Restricted Subsidiary or joint venture;

(y) Investments constituting Restricted Payments permitted pursuant to Section 8.05(g) and (h);

(z) Investments in the form of loans or advances to any Restricted Subsidiary of a Loan Party to the extent such loan or advance is otherwise permitted hereunder and does not exceed cash returned to the Loan Parties (through repatriation or otherwise) at the time such loan or advance is made so long as any promissory note received by a non-Loan Party in connection therewith is subordinated on terms acceptable to the Administrative Agent in its reasonable discretion (it being agreed that the terms of the Intercompany Note shall be acceptable); and

(aa) Investments consisting of the conversion of any licensing agreement into a joint venture;

Section 8.07 Payments and Modifications of Certain Debt Instruments; Modification to Organizational Documents.

(a) Make any optional prepayment, repayment or redemption with respect to any Junior Indebtedness, except (i) the conversion of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company, (ii) intercompany Indebtedness permitted to be Incurred under Section 8.01(f) or permitted to be cancelled under Section 8.04, so long as no Event of Default has occurred and is continuing and or would result therefrom, and (iii) in the case of any Subordinated Indebtedness, in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.

(b) [Reserved].

(c) [Reserved].

(d) Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Section 8.07(a) shall be permitted from April 1, 2018 and thereafter (i) in such amounts so long as the Payment Conditions shall have been satisfied, and (ii) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, in an aggregate amount not to exceed, when added to the aggregate amounts used as provided in Section 8.05(l), $2,500,000.

(e) [Reserved].

(f) Amend, modify or change any Organizational Documents of Holdings or any of its Restricted Subsidiaries, unless such amendment, modification, change or other action contemplated by this clause (f) could not reasonably be expected to be materially adverse to the interests of the Lenders (as determined by the Borrower).

Section 8.08 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate of any Loan Party (each an “Affiliate Transaction”), except: (a)transactions between or among Holdings and its Restricted Subsidiaries not otherwise prohibited hereunder, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 8.05, (d) fees and compensation (including severance), benefits and incentive arrangements (including pursuant to stock option and other employee benefit plans) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings) or any contribution to the capital of Holdings, (f) the Transaction and the payment of fees and expenses in connection with the consummation of the Transaction to the extent permitted under Section 8.05(e), (g) the execution and delivery of the TRA Agreement and the consummation of the transactions thereunder to the extent not otherwise prohibited by this Agreement, (h) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 8.06, (i) transactions between the Borrower and any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary, (j) the issuance of Capital Stock by Holdings to the Sponsor or any of its Affiliates (other than to any Subsidiary of Holdings) or any Parent Company, or to any director, officer, employee or consultant thereof, (k) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (l) transactions otherwise permitted hereunder, (m) intellectual property licensing arrangements otherwise permitted hereunder, (n) payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries to the extent such taxes and other required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries; provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis, (o) royalty-free licenses of any of the Loan Parties’ or their Restricted Subsidiaries’ trademarks, trade names and business systems by the Loan Parties to Subsidiaries that are not Loan Parties in the ordinary course of business and consistent with the practices in place on the Closing Date, (p) arrangements of the type or nature set forth on Schedule 8.08 so long as consistent with the business practices of the Borrower and its Subsidiaries as in place on the Closing Date, and (q) transactions pursuant to provisions of the Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as Lenders).

Section 8.09 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless the Sale Leaseback Transaction is not prohibited by Sections 8.01, 8.04 and 8.11.

Section 8.10 Changes in Fiscal Periods. Permit the Fiscal Year of Holdings to end on a day other than December 31.

Section 8.11 Negative Pledge Clauses; Clauses Restricting Subsidiary Distributions.

(a) Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary to incur any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to the extent required thereby to which it is a party other than (a) this Agreement, the other Loan Documents and any document related to a Permitted Refinancing thereof, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower (or the assets of a Restricted Subsidiary of the Borrower) pending such sale; provided, such restrictions and conditions apply only to the Restricted Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (f) [reserved], (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness permitted under Section 8.01 of any Restricted Subsidiaries that are Foreign Subsidiaries or Non-Guarantor Subsidiaries; provided that such restrictions are only with respect to the assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non-Guarantor Subsidiaries, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (j) customary restrictions and conditions contained in agreements relating to the Disposition of property or assets or Capital Stock permitted hereunder by a Loan Party or a Restricted Subsidiary of a Loan Party pending such Disposition; provided that such restrictions and conditions apply only to the property or assets of the Loan Party or the Restricted Subsidiary of a Loan Party that are to be Disposed and such Disposition is permitted hereunder, (k) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (l)customary restrictions in any Indebtedness permitted under Section 8.01(v) and (cc), (m)any negative pledge incurred or provided in favor of any holder of any secured Indebtedness permitted hereunder, (n)customary anti-assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof or in contracts for the Disposition of any assets or any Subsidiary of a Loan Party; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary of a Loan Party that is to be Disposed of, (o)provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (p)any encumbrance or restriction contained in any agreement of a Person acquired in an Investment permitted hereunder, which encumbrance or restriction was in existence at the time of such Investment (but not created in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (q)pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by preceding clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (r)pursuant to Indebtedness of any Restricted Subsidiary of Holdings that is not a Loan Party that is permitted by Section 8.01, (s)restrictions in connection with cash or other deposits permitted under Section 8.02, and (t) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 8.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any other Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

(b) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) and any Permitted Refinancings thereof, (vii) Liens permitted by Section 8.02 that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement; provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (x) restrictions under agreements evidencing or governing Indebtedness of any Restricted Subsidiaries that are Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 8.01; provided that such restrictions are only with respect to assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non-Guarantor Subsidiaries, (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Section 8.01(d) or (dd), (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (xiii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or its Capital Stock, in each case, entered into in the ordinary course of business, (xiv) any restrictions regarding licenses or sublicenses by the Borrower and the other Restricted Subsidiaries of trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights in the ordinary course of business (in which case such restriction shall relate only to such right to intellectual property pursuant to such license or sublicense) and (xv) and (xv) restrictions of the type otherwise described in sub-clauses (a) through (c) above, contained in agreements governing Indebtedness entered into after the Closing Date so long as such restrictions meet the requirements contained in sub-clause (t) of Section 8.11(a).

Section 8.12 Lines of Business. (a) With respect to the Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, ancillary, complementary or incidental thereto or reasonable extensions thereof and (b) with respect to Holdings, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Capital Stock in the Borrower and other Subsidiaries, (ii) maintaining its corporate or other entity existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of the Borrower and its Restricted Subsidiaries, (iv) the performance of obligations under the Loan Documents or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (v) making and receiving Restricted Payments, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other customary arrangements with officers and directors and performing the activities contemplated thereby, (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock, (ix)the providing of indemnification to officers, managers and directors, (x) taking any other action expressly permitted to be undertaken by Holdings under the Loan Documents or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder (including pursuant to Section 8.06(n)), (xi)purchasing Qualified Capital Stock of its Subsidiaries, (xii) the making of loans to officers, directors and employees in exchange for its Qualified Capital Stock purchased by such officers, directors and employees pursuant to Section 8.06(h)(i) and the acceptance of notes relating thereto and (xiii) any activities incidental to the foregoing.

Section 8.13 Financial Covenant. Borrower covenants and agrees that, from and after the last day of the Fiscal Quarter ended June 30, 2020 and until the termination of all of the Commitments and the payment in full of the Obligations, Borrower shall maintain for each Financial Covenant Test Period a Fixed Charge Coverage Ratio, measured as of the last day of each Financial Covenant Test Period, of at least 1.10 to 1.00.

Section 8.14 Holding Company Covenant.

(a) With respect to Holdings, engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) its ownership of Stock in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other assets incidental to its ownership of Stock in its Subsidiaries or related to the management of its investment in each of its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties, (iv) executing, delivering and the performance of rights and obligations under the Loan Documents, any documents and agreement to any Permitted Acquisition or Investment permitted hereunder to which it is a party, (v) [reserved], (vi) making any Restricted Payment permitted by Section 8.05, (vii) purchasing or acquiring Qualified Capital Stock in the Borrower and any Subsidiary, (viii) making capital contributions to the Borrower and its first-tier Subsidiaries, (ix) taking actions in furtherance of and consummating a Qualified Public Offering, and fulfilling all initial and ongoing obligations related thereto, (x) executing, delivering and the performance of rights and obligations under any employment agreements and any documents related thereto, (xi) purchasing Obligations in accordance with this Agreement, (xii) the buyback and sales of equity from or to officers, directors and managers of Holdings and its Subsidiaries and other persons in accordance with Section 8.05, (xiii) the making of loans to officers, directors (or comparable position), and employees and others in exchange for Stock of any Loan Party or its Subsidiaries purchased by such officers, directors (or comparable position), employees or others pursuant to Section 8.05 and the acceptance of notes related thereto, (xiv) transactions expressly described herein as involving Holdings and permitted under this Agreement, (xv) with respect to intercompany loans otherwise permitted hereunder, and (xvi) activities incidental to the businesses or activities described in clauses (i)-(xv) above.

ARTICLE IX

GUARANTEE

Section 9.01 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, and (ii) the Notes (to the extent applicable) held by each Lender of the

Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”; provided that Guaranteed Obligations shall exclude all Excluded Swap Obligations). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Hedge Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions under Hedge Agreements as of such date.

Section 9.02 Obligations Unconditional. The obligations of the Guarantors under Section 9.01 shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 9.08, or otherwise.

Each of the Guarantors hereby expressly waives (to the fullest extent permitted by Requirements of Law) diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives (to the fullest extent permitted by Requirements of Law) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under Section 9.01 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03 Reinstatement. The obligations of the Guarantors under Section 9.01 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Revolver Commitments under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Article X provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06 Continuing Guarantee. The Guarantee made by the Guarantors in Section 9.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.07 General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.

Section 9.08 Release of Subsidiary Guarantors and Pledges.

(a) A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than Holdings or any of its Restricted Subsidiaries in a transaction permitted by Section 8.04. In connection with any such release of a Guarantor, the Administrative Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

(b) If (i) any voting Capital Stock issued by any Excluded Foreign Subsidiary owned directly by a Loan Party is redeemed by such Excluded Foreign Subsidiary, (ii) the Borrower provides written notice to the Administrative Agent that the Borrower has determined in accordance with the definition of Excluded Foreign Subsidiary that a Subsidiary has become an Excluded Foreign Subsidiary, or (iii) the Borrower provides written notice to the Administrative Agent that a Foreign Subsidiary or a FSHCO is an Excluded Foreign Subsidiary but has ceased to have Capital Stock owned directly by a Loan Party, then such shares of the relevant issuer shall be automatically and without further action released from the security interests created by the Security Agreement so that the shares of voting Capital Stock of such Subsidiary subject to the security interests created by the Security Agreement shall not (A) at any time include more than 65.0% of the total outstanding voting Capital Stock in the case of Capital Stock of an Excluded Foreign Subsidiary owned directly by a Loan Party (it being understood and agreed that all non-voting Capital Stock of any Excluded Foreign Subsidiary at any time owned by one or more Loan Parties shall continue to be pledged and subject to the security interest created by the Security Agreement) or (B) at any time include any shares of Capital Stock of any Excluded Foreign Subsidiary that are not owned by one or more Loan Parties. Any certificates representing such released Capital Stock shall be returned to the applicable grantor.

Section 9.09 Right of Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guarantee. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have made payments in respect of the Guaranteed Obligations that, in the aggregate, exceed such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its Contribution Percentage of the aggregate payments made by all Subsidiary Guarantors (the “Aggregate Deficit Amount”) on the date of such payment, in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount paid by such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount paid by all Subsidiary Guarantors, multiplied by (y) the Aggregate Deficit Amount. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder; provided that no Subsidiary Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full and all Revolver Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising under this Section 9.09 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guarantee. As used in this Section 9.09: (i)each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each

Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any payment by such Subsidiary Guarantor exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Subsidiary Guarantor that is released from this Guarantee pursuant to Section 9.08 hereof (or otherwise in connection with an exercise of remedies by, or at the direction of, the relevant Secured Parties) shall thereafter have no contribution obligations, or rights, pursuant to this Section 9.09, and at the time of any such release, if the released Subsidiary Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Subsidiary Guarantors shall be recalculated on the respective date of releases (as otherwise provided above) based on the payments made hereunder by the remaining Subsidiary Guarantors.

Section 9.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.11 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01 Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (without duplication of any materiality qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall fail to observe or perform (i) any agreement contained in Section 7.02(d), Section 7.04 (as it applies to the Borrower), Section 7.06 (solely if any Loan Party refuses to allow the Administrative Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Loan Parties’ affairs, finances, and accounts with officers and employees of any Loan Party), Section 7.07(a) or Article 8; provided that an Event of Default under Section 8.13 is subject to a cure pursuant to Section 10.04, or (ii) any covenant or agreement contained in Sections 4.4 or 7.1 of the Security Agreement; or

(d) any Loan Party shall fail to observe or perform (i) any agreement contained in Section 7.01 or Section 7.02 (other than Section 7.02(d)) and such default shall continue unremedied for a period of 10 days after the date on which the Administrative Agent or the Required Lenders give written notice thereof to the Borrower, or (ii) any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d)(i) of this Section 10.01), and such default shall continue unremedied for a period of 30 days after the date on which the Administrative Agent or the Required Lenders give written notice thereof to the Borrower; or

(e) Holdings, the Borrower or any of their Restricted Subsidiaries shall default (after giving effect to all applicable grace and notice periods) (i) in making any payment of any principal or interest of any Material Indebtedness (including any Guarantee Obligation in respect of the Term Obligations or any Material Indebtedness, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (determined without regard to whether any notice is required) such Material Indebtedness to become due prior to its stated maturity or (in the case of any Material Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause (determined without regard to whether any notice is required) Holdings, the Borrower or any of their Restricted Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its stated maturity, if such Indebtedness that becomes due is paid upon becoming due; provided that the foregoing shall not apply to secured Indebtedness that becomes due as a result of (x) the voluntary Disposition of the property or assets securing such

Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition or (y) a casualty or condemnation event; provided, further, that this clause (e) shall not apply to the extent there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement, or any similar term in such Hedge Agreement) resulting from any Termination Event (as defined in such Hedge Agreement, or any similar term in such Hedge Agreement) under such Hedge Agreement as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as defined in such Hedge Agreement, or any similar term in such Hedge Agreement) (other than with respect to Termination Events or equivalent events pursuant to the terms of such Hedge Agreements that are not the result of any default or breach thereunder by any Loan Party or any Restricted Subsidiary, so long as all amounts owing thereunder by Loan Party or any Restricted Subsidiary have been paid) unless the Hedge Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than $15,000,000; or

(f) (i) Holdings, the Borrower or any Significant Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Restricted Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses(i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Significant Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) one or more judgments or decrees shall be entered against Holdings, the Borrower or any Significant Restricted Subsidiary involving in the aggregate a liability (not paid or covered by (i) insurance as to which the relevant reputable and solvent insurance company has been notified of the claim and has not denied coverage in writing or (ii) any third party indemnities from a credit worthy indemnitor as to which the relevant third party has been notified of the claim and has not denied coverage in writing) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h) (x) any material provision of any Security Document or any other Loan Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent or the Lenders or any Lien created by any such Security Document or any such Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (subject to any Intercreditor Agreement then in effect) with respect to any material portion of the Collateral, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent or the Lenders (which does not arise from a breach by a Loan Party of its obligations under any Security Document or any other Loan Document), (y) any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents or any Intercreditor Agreement then in effect on a material portion of the Collateral, or (z) any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(i) the Guarantee contained in Section 9.01 shall cease, for any reason, to be in full force and effect, other than (x) as provided for in Section 9.08, (y) pursuant to the terms hereof or thereof, or (z) as a result of acts or omissions of Administrative Agent or the Lenders, or any Loan Party or any of their Subsidiaries shall so assert in writing; or

(j) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any documentation governing Subordinated Indebtedness in excess of $5,000,000 or (ii) the subordination provisions set forth in any documentation governing Subordinated Indebtedness in excess of $15,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Subordinated Indebtedness, if applicable, in each case, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent; or

(i) a Change of Control shall occur.

Section 10.02 Action in Event of Default. (a) Upon any Event of Default specified in Section 10.01(f), the Revolver Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations (other than the Bank Product Obligations) shall automatically become due and payable, and the Loan Parties shall automatically be obligated to repay all of such Obligations in full (including the Loan Parties being obligated to provide (and the Loan Parties agree that they will provide) (i) Letter of Credit Collateralization to the Administrative Agent to be held as security for the Loan Parties’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (ii) Bank Product Collateralization to be held as security for the Loan Parties’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties (to the extent permitted by applicable law), and (b) if any other Event of Default under Section 10.01 occurs, then the Administrative Agent may, or at the request of the Required Lenders, shall, take any or all of the following actions: (i) by notice to the

Borrower, declare the commitment of each Lender (including, for the avoidance of doubt, their Revolver Commitments) to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing, (ii) by notice to the Borrower, declare the unpaid principal amount of all outstanding Loans (with accrued and unpaid interest thereon) and all other Obligations (other than Bank Product Obligations) owing under this Agreement and the other Loan Documents and all other related Obligations (other than Bank Product Obligations) owing under this Agreement and the other Loan Documents) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law); provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing, (iii) direct the Loan Parties to provide (and the Loan Parties agree that upon receipt of such notice the Loan Parties will provide) Letter of Credit Collateralization to the Administrative Agent to be held as security for the Loan Parties’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit, (iv) enforce all Liens and security interests created pursuant to the Security Documents, (v) enforce any Guarantee and (vi) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower; provided that after an Event of Default has occurred and is continuing, the Administrative Agent shall provide notice to the Borrower of any proposed exercise of remedies or other enforcement action with respect to Capital Stock constituting Collateral, including, without limitation, voting rights, not less than three Business Days’ prior to the taking of any such action; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing.

Section 10.03 Application of Proceeds.

(a) Subject to any Intercreditor Agreement then in effect, the Administrative Agent shall upon any exercise of remedies hereunder or under any Security Document apply the proceeds of any collection or sale of Collateral, together with all other moneys, in each case received by the Administrative Agent hereunder (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement), including any Collateral consisting of cash, in the order of priority set forth in Section 2.04(b).

(b) If any payment to any Secured Party pursuant to Section 2.04(b) or this Section 10.03 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(c) All payments required to be made hereunder shall be made (x) if to Secured Parties (other than Secured Parties in respect of payments of Obligations under Bank Product Agreements), to the Administrative Agent for the account of such Secured Parties, (y) if to Secured Parties in respect of payments of Obligations under Bank Product Agreements (other than in respect of Cash Management Services), to the trustee, paying agent or other similar representative (each, a “Payee Representative”) for such Secured Parties or, in the absence of such a Payee Representative, directly to such Secured Parties and (z) if to the Secured Parties in respect of payments of Obligations under Bank Product Agreements in respect of Cash Management Services, directly to such Secured Parties.

(d) For purposes of applying payments received in accordance with this Section 10.03, the Administrative Agent shall be entitled to rely upon (i) the Payee Representative or, in the absence of such a Payee Representative, upon the applicable Secured Parties in respect of payments of Obligations under Bank Product Agreements (other than in respect of Cash Management Services) and (ii) the applicable Secured Parties in respect of payments of Obligations under Bank Product Agreements in respect of Cash Management Services for a determination (which each other Secured Party agrees (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Obligations of the Loan Parties owed to the Secured Parties.

(e) Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Loan Parties.

(f) It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent shall have no liability for any determinations made by it in Section 2.04(b) or this Section 10.03.

Section 10.04 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.01, in the event of any Default or Event of Default under the covenant set forth in Section 8.13, until the expiration of the fifteenth (15th) Business Day after the date on which the financial statements are required to be delivered pursuant to Section 7.01(a) or (b), as applicable, with respect to any Fiscal Quarter hereunder, Holdings may issue equity (provided that such equity issuance does not result in a Change of Control and constitutes common equity or Qualified Capital Stock) and contribute the Net Cash Proceeds received therefrom to the capital of the Borrower as cash common equity (a “Specified Equity Contribution”) in order to remedy any Event of Default that has occurred with respect to Section 8.13 for such Fiscal Quarter. Upon such Specified Equity Contribution in accordance with the immediately preceding sentence, the amount of the proceeds thereof shall, solely for the purposes (and subject to the limitations) hereinafter described in this Section 10.04, increase Consolidated EBITDA with respect to such applicable Fiscal Quarter (and any subsequent period of four consecutive Fiscal Quarters that includes such Fiscal Quarter) and if, after giving effect to such increase in Consolidated EBITDA, Holdings shall then be in compliance with the requirements of Section 8.13, Holdings shall be deemed to have satisfied the requirements set forth therein as of the relevant four Fiscal Quarter period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that such Net Cash Proceeds (i) are actually received by the Borrower (through a capital contribution of such proceeds by Holdings to the Borrower) no later than 15 Business Days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 8.13 for such period. The parties hereto acknowledge that a given Specified Equity Contribution may not be counted as having been made in more than one Fiscal Quarter. The parties hereby acknowledge that this Section 10.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.13 and shall not be included for purposes of determining pricing, fees or any financial ratio-based conditions (including, without limitation, compliance with any covenant or condition other than Section 8.13 itself which requires a determination of whether the financial covenant in Section 8.13 is satisfied, whether or not same would otherwise be applicable) or any baskets with respect to the covenants or conditions contained in this Agreement. There shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution (including by way of netting) for purposes of determining compliance with Section 8.13 in the fiscal quarter for which a Specified Equity Contribution is made; provided that such Specified Equity Contribution may reduce Indebtedness in a subsequent fiscal quarter.

(b) In each period of four consecutive Fiscal Quarters, there shall be at least two Fiscal Quarters in which no cure set forth in Section 10.04(a) is made. In addition, any reduction in Indebtedness (or increase in cash for netting purposes) with the proceeds of any Specified Equity Contribution made pursuant to this Section 10.04 shall be ignored for purposes of determining compliance with the covenant set forth in Section 8.13, except for determinations, including increases in cash for netting purposes, made pursuant to Section 8.13 for Fiscal Quarters after the respective Fiscal Quarter for which such Event of Default is remediated by such Specified Equity Contribution.

(c) There shall be no more than four cures under Section 10.04(a) from the date hereof through the Latest Maturity Date.

(d) If notice has been delivered to the Administrative Agent of a Specified Equity Contribution (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Specified Equity Contribution), then from the last day of the Fiscal Quarter related to such cure notice until the required date for receipt of the Specified Equity Contribution, no Default or Event of Default shall have occurred under the Loan Documents with respect to any default under Section 8.13 for which such cure notice was delivered unless the 15 Business Day period set forth in clause (a) above has expired without the Specified Equity Contribution having been received; provided that until the earlier to occur of the satisfaction of the conditions in Section 6.02 and the receipt by the Borrower of such Specified Equity Contribution, no Revolving Lender shall be obligated to make any Revolving Loan and no Issuing Bank shall issue any Letter of Credit.

ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.01 Appointment. The Lenders hereby irrevocably designate and appoint Wells Fargo as Administrative Agent to act as specified herein and in the other Loan Documents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize). Each Lender hereby irrevocably authorizes, and each holder of any Note (to the extent applicable) by the acceptance of such Note shall be deemed irrevocably to authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize), the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

Section 11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, (x) unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (y) at the written direction of the Required Lenders. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, the holder of any Note (to the extent applicable) or any Bank Product Provider; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 11.03 Lack of Reliance on the Administrative Agent. Each Lender (and Bank Product Provider) expressly acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Loan Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Bank Product Provider. Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender (or any Bank Product Provider), and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Independently and without reliance upon the Administrative Agent, each Lender, each Bank

Product Provider and the holder of each Note (to the extent applicable), to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender, any Bank Product Provider or the holder of any Note (to the extent applicable) with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender, any Bank Product Provider or the holder of any Note (to the extent applicable) for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Lender or any Bank Product Provider with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Loan Parties or any of their Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Revolver Commitments, or disclosure of confidential information, to any Disqualified Lender.

Section 11.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Revolver Commitments. Without limiting the foregoing, neither any Lender nor the holder of any Note (to the extent applicable) shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message, or other document or conversation, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may rely on the Register and deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

Section 11.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, and without relieving the Borrower of its obligation to do so, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Revolver Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans and Revolver Commitments in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Agreements in this Section 11.06 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders or the Bank Product Providers.

Section 11.08 Holders. The Administrative Agent may deem and treat the payee of any Note (to the extent applicable) as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note (to the extent applicable) shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes (to the extent applicable) issued in exchange therefor.

Section 11.09 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.01(f) then exists, the Borrower (and without any notice to the Bank Product Providers). Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses(b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if a Significant Event of Default has occurred and is continuing; provided further that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000.

(c) If a successor Administrative Agent shall not have been so appointed within such 15-Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default shall have occurred and be continuing; provided, further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above; provided that in the case of any original Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such original Collateral until such time as a successor Administrative Agent is appointed pursuant to this Section 11.09.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 11.09 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

(f) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 11.06 shall also constitute its resignation as Issuing Bank, in which case such resigning Issuing Bank (i) shall not be required to issue any further Letters of Credit hereunder and (ii) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation so long as such Letters of Credit or Letter of Credit Usage remain outstanding and not otherwise subject to Letter of Credit Collateralization in accordance with the terms herein.

Section 11.10 Collateral and Intercreditor Matters.

(a) Each Lender authorizes and directs (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize and direct) the Administrative Agent to enter into (x) the Security Documents and any Intercreditor Agreement then in effect for the benefit of the Lenders and the other Secured Parties, and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and any Intercreditor Agreement then in effect in connection with the incurrence by any Loan Party of Indebtedness pursuant to Section 8.01(d) or (dd), as applicable, or to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by Section 8.01(d) or (dd), as applicable). Each Lender hereby agrees, and each holder of any Note (to the extent applicable) by the acceptance thereof will be deemed to agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree), that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders (and the Bank Product Providers). The Administrative Agent is hereby authorized on behalf of all of the Lenders (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize), without the necessity of any notice to or further consent from any Lender or any Bank Product Provider, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of any Intercreditor Agreement then in effect to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof. Notwithstanding anything contained in this Agreement or any Collateral or Security Documents, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral and Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender or Bank Product Provider, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders or Bank Product Provider or Bank Product Providers in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(b) Any Lien granted to or held by the Administrative Agent upon any Collateral shall be automatically released (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.04, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders and Bank Product Providers hereunder, to the extent required by Section 12.12), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee in accordance with the terms therein or (v) as otherwise may be expressly provided in the relevant Security Documents. Without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by Section 8.04. The Lenders hereby authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Administrative Agent to, and the Administrative Agent shall take any action reasonably requested by the Borrower to evidence such release (and, at its option, the Administrative Agent may require customary officers’ certificates from the Borrower certifying that the respective releases are permitted). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders, the Bank Product Providers or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 11.11 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) The Administrative Agent shall not be required to deliver to any Lender or any Bank Product Provider originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender, any Bank Product Provider or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender or any Bank Product Provider with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Restricted Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any field examination will inspect only specific information regarding Loan Parties and their Restricted Subsidiaries and will rely significantly upon Loan Parties’ and their Restricted Subsidiaries’ books and records, as well as on representations of Loan Parties’ personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding Loan Parties and their Restricted Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with this Agreement, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (B) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(c) In addition to the foregoing, (i) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Restricted Subsidiaries to the Administrative Agent that has not been contemporaneously provided by such Loan Party or such Restricted Subsidiary to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Restricted Subsidiaries, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of Loan Parties the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Restricted Subsidiary, the Administrative Agent promptly shall provide a copy of same to such Lender, and (iii) any time that the Administrative Agent renders to the Borrower a statement regarding the Loan Account, the Administrative Agent shall send a copy of such statement to each Lender.

Section 11.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrower, any Guarantor or the relevant Lender.

Section 11.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Bank Product Providers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Bank Product Providers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.01(a) or Section 12.10) allowed in such judicial proceeding;

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders (or the Bank Product Providers), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.01(a) or Section 12.01. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders (or the Bank Product Providers) may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) pay all reasonable and documented or invoiced out-of-pocket costs and expenses (a) of the Administrative Agent and the Issuing Bank (limited in the case of legal fees and expenses to the reasonable and documented or invoiced fees, disbursements and other charges of Blank Rome LLP and of one local counsel (in each case, as selected by the Administrative Agent) to the Administrative Agent, the Issuing Bank and the Lenders, taken as a whole, in any relevant material jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto, (b) of the Administrative Agent, the Issuing Bank and their respective Affiliates in connection with its or their syndication of the Revolving Loan Facility, (c) documented out-of-pocket fees or charges paid or incurred by Administrative Agent in connection with the transactions under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (d) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, and (e) of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders (including the Issuing Bank) in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in the case of legal fees, in the case of each of clause (x), (y) and (z) above, to the reasonable and documented or invoiced out-of-pocket costs and expenses of one counsel and of one local counsel in any relevant material jurisdiction (in each case, as selected by the Administrative Agent) for the Administrative Agent, the Issuing Bank, the Lenders and their respective Affiliates, taken as a whole (and, if reasonably necessary, in the event of any actual or perceived conflict of interest one additional counsel for such affected Lenders (taken as a whole)); (ii) pay all (A) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party, (B) reasonable and documented out-of-pocket field examination, appraisal, and valuation fees and expenses of the Administrative Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in Section 3.01 of this Agreement, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Closing Date is $1,000 per person per day), and a one-time charge at the Administrative Agent’s then standard rate for the establishment of electronic collateral reporting systems, and (C) reasonable fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time incurred or charged by Issuing Bank in respect of Letters of Credit and reasonable and documented out-of-pocket fees, costs, and expenses incurred or charged by Issuing Bank in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder; (iii) pay and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and hold the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent, the Issuing Bank, each Lender and each of their respective Affiliates, and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, losses, damages, claims, and documented expenses (limited in the case of legal fees and expenses to the reasonable fees, disbursements and other charges of one counsel for the Indemnified Persons (taken as a whole) (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons, taken as a whole) and, if reasonably necessary, one local real estate counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party, the Permitted Holders and their respective Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the use of proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, (c) the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings, the Borrower or any of their Subsidiaries at any location, whether or not owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, (d) the non-compliance by Holdings, the Borrower or any of their Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or (e) any related claim asserted against Holdings, the Borrower or any of their Subsidiaries or any Real Property currently owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (w) the gross negligence or willful misconduct of such Indemnified Person or any of its Affiliates, officers, directors, employees, advisors, or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of its obligations under this Agreement or any other Loan Document by such Indemnified Person or one of its Affiliates and their respective officers, directors, employees, advisors and agents (as determined in a final non-appealable judgment of a court of competent jurisdiction) or (z) any dispute between and among Indemnified Persons (other than a dispute involving claims against the Administrative Agent or any other agent or co-agent (if any) (and solely in the case of a co-agent, solely in connection with its syndication of the Revolving Loan Facility)) that a court of competent jurisdiction has determined in a final and non-appealable decision did not involve actions or omissions of any Affiliate of Holdings or any of its Subsidiaries. None of the Borrower, the Guarantors, the Administrative Agent, the Issuing Bank, any Lender, or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential damages in connection with this Agreement, the Transaction, or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. To the full extent permitted by applicable law, each of the Borrower, the Guarantors, the Administrative Agent, the Issuing Bank, any Lender, or any of

their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

No Loan Party, Permitted Holder nor any of their respective Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought pursuant to this Section 12.01 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (ii) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person.

Section 12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender.

Section 12.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at its address specified on Schedule II or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, e-mailed or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders and the other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II and Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 12.04 Benefit of Agreement; Assignments; Participations. (a)(i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each affected Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its Revolver Commitments (and related Revolving Loan Exposure), in each case together with all related rights and obligations under this Agreement (including under the related Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that, except with respect to consents regarding any Disqualified Lender, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after written request by the Administrative Agent or the respective assigning Lender, provided, further, that no consent of the Borrower shall be required (x) in the case of any Lender, for an assignment of any Loan or any Revolver Commitment to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below), in each case, that is not a Disqualified Lender or (y) if a Significant Event of Default has occurred and is continuing; or

(1) the Administrative Agent; or

(2) the Issuing Bank at the time of such assignment;

provided that no consent of the Issuing Banks shall be required for any assignment not related to Revolver Commitments or Revolving Loan Exposure; and

(ii) Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitments or Loans, the amount of the Revolver Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 in the case of Loans or, in each case, if less, all of such Lender’s remaining Loans and Revolver Commitments of the applicable class and shall be accompanied with a process and recordation fee of $3,500 payable to the Administrative Agent (provided that simultaneous assignments by a single Lender to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually); and

(C) the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent and the Borrower an administrative questionnaire and the Internal Revenue Service forms described in Section 4.04(b) (including the Non-Bank Certificate, as applicable) and any forms described in Sections 4.04(c) and (d) (if applicable).

This Section 12.04(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate classes (or tranches in respect thereof) on a non-pro rata basis.

For the purposes of this Section 12.04, “Approved Fund” shall mean any Person (other than a natural person or a Disqualified Lender) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) [Reserved].

(iv) [Reserved].

(v) Novation. Subject to acceptance and recording thereof pursuant to Section 12.04(a)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, 2.12, 4.04 and 12.01).

(vi) Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 12.04, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in respect of Loans to one or more banks or other entities (other than Holdings, Subsidiaries of Holdings, Affiliates of Holdings, a natural person, a Disqualified Lender (provided that the list of Disqualified Lenders shall have been made available to the Administrative Agent and shall be made available to any Lender if requested in writing to the Administrative Agent (it being understood and agreed that the Administrative Agent shall have no responsibility for monitoring, nor any liability for maintaining or updating, the list of Disqualified Lenders)) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 12.12(a)(x) or the consent of all Lenders, the Borrower and the Administrative Agent pursuant to Section 12.12(a)(y) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolver Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

The Borrower agrees that (x) each Participant shall be entitled to the benefits of Section 2.11 and 2.12 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a) and (y) each Participant shall be entitled to the benefits of Section 4.04 (provided that such Participant shall be subject to the definition of Excluded Taxes and the requirements and limitations of Section 4.04, including the requirements under Sections 4.04(b), (c), and (d), as if it were a Lender (it being understood that the documentation required under Section 4.04(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a); provided, in each case, that such Participant agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were a Lender that had acquired its interest by assignment pursuant to Section 12.04(a). Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11 or 4.04 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.20.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement; provided that such pledge or assignment is not in violation of any Requirement of Law (but not to the Sponsor, the Borrower or any of Holdings’ or the Sponsor’s or the Borrower’s Affiliates), to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto or provide the respective pledgee or assignee any voting rights with respect to the pledged or assigned obligations.

(d) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 12.04.

(e) Each Lender, upon succeeding to an interest in Revolver Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Section 12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Issuing Bank or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Issuing Bank or any Lender to any other or further action in any circumstances without notice or demand.

Section 12.06 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with the Security Documents, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding amounts received as a result of transactions expressly committed pursuant to Section 12.04), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 12.06(a) and (b) shall be subject to the provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided otherwise herein.

Section 12.07 Calculations; Computations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or financial term or definition set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation of, and compliance (or non-compliance) with, such ratio.

(c) Notwithstanding anything to the contrary contained herein, (i) all financial statements shall be prepared, and the Fixed Charge Coverage Ratio shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of Holdings and its Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness.

(d) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

Section 12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

Section 12.10 Effectiveness. This Agreement shall become effective on the Closing Date.

Section 12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12 Amendment or Waiver; etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(x) only the consent of the Lenders directly and adversely affected thereby (or by the Administrative Agent with the consent of all the Lenders directly and adversely affected thereby) and of the Borrower, shall be required to do any of the following:

(i) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.04(c)(i);

(ii) extend the Maturity Date or postpone or delay any date fixed for, or reduce or waive, any payment of interest (other than default interest, Defaults or Events of Default), fees or other amounts due to the Lenders (or any of them) or the Issuing Bank hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.06(c) (which waiver shall be effective with the written consent of the Required Lenders); or

(iv) amend any provision of this Agreement or any other Loan Document requiring pro rata treatment of the Secured Parties (with any Lender receiving a less than pro rata payment being “directly and adversely affected”), or amend, modify, or eliminate any of the provisions of Section 2.04(b)(i) or (ii); and

(y) the consent of all Lenders, the Borrower and the Administrative Agent shall be required to do any of the following:

(i) contractually subordinate any of Administrative Agent’s Liens on the Working Capital Priority Collateral;

(ii) discharge or release all or substantially all of (A) the Guarantors from their respective Obligations under the Loan Documents or (B) the Collateral in any transaction or series of transactions (other than in connection with any release or discharge pursuant to a transaction expressly permitted hereunder); or

(iii) amend this Section 12.12 or the definition of Required Lenders or Pro Rata Share, or any provision providing for consent or other action by all Lenders in a manner that would reduce any voting threshold;

(b) No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Issuing Bank, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of the Administrative Agent or the Issuing Bank, as applicable, under this Agreement or any other Loan Document.

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of the Administrative Agent, the Borrower and the Required Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to the Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(d) Notwithstanding anything to the contrary contained in this Section 12.12, (i) the Administrative Agent may amend Schedule I to reflect assignments entered into pursuant to Section 12.04, and (ii) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders

(f) Notwithstanding anything to the contrary contained in this Section 12.12, any amendment contemplated by Section 2.11(f) in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.11(f).

(g) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(h) Notwithstanding the foregoing, the Administrative Agent may amend any Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (a) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (b) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above and (c) the replacement and/or resignation of the Administrative Agent or other representative (including any amendments to the indemnity or other ministerial provisions of the applicable agreement) under the applicable agreement with the consent of the Borrower.

(i) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to (i) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Loans (or related Revolver Commitments), to replace only Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.14 or (ii) if agreed by the Required Lenders, on a non pro rata basis, terminate the Revolver Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

Section 12.13 Survival. All indemnities set forth herein including, without limitation, in Section 2.11, 2.12, 4.04, 11.06, 11.12 and 12.01 and the representations and warranties set forth in Article V of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes (to the extent applicable), or the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.

Section 12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

Section 12.15 Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender, the Revolver Commitments, the principal amounts of the Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender pursuant the terms hereof and any Note (to the extent applicable). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans or other obligations under the Loan Documents. With respect to any Lender, the transfer of the Revolver Commitments of such Lender and the rights to the principal of, and interest on, any Loans and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Revolver Commitments and Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolver Commitments, Loans or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.04. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 12.01. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Revolver Commitment of, or principal amount of and stated interest on the Loans owing to such Lender.

Section 12.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender may disclose any such information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16 by the respective Lender or (y) that is received by such Lender from a third party that is not known by such Lender to be subject to confidentiality obligations to Holdings, the Borrower or the Sponsor or its affiliates, (ii) upon the request or demand of any regulatory authority having jurisdiction over such Lender or any of their affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Lender by any governmental or regulatory authority having jurisdiction over such Lender or its affiliates (and in any such case, the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority had requested otherwise)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 (which agreement may be by way of “click through” action on the part of the recipient to access such information), (vii) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes (to the extent applicable) or Revolver Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) on a confidential basis to any rating agency in connection with any rating of the Loan Parties or the Revolving Loan Facility, (ix) for purposes of establishing a “due diligence” defense and (x) in connection with the exercise of remedies under this Agreement or any other Loan Document or any action or proceeding relating to the enforcement of rights under this Agreement or the other Loan Documents.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

Section 12.17 Patriot Act. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 12.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a)characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.19 The Borrower as Agent for Loan Parties. Each Loan Party hereby irrevocably appoints and constitutes the Borrower as its borrowing agent and attorney-in-fact for all Loan Parties, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed as agent for the Loan Parties. Each Loan Party hereby irrevocably appoints and authorizes the Borrower (a) to provide the Administrative Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of the Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by the Borrower shall be deemed to be given by the Loan Parties hereunder and shall bind the Loan Parties), (b) to receive notices and instructions from the Lenders (and any notice or instruction provided by any Lender to the Borrower in accordance with the terms hereof shall be deemed to have been given to each Loan Party), and (c) to take such action as the Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower or any other Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce the Lenders to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Lender and hold each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the

Lenders by any Loan Party or by any third party whosoever, arising from or incurred by reason of (A) the handling of the Loan Account and Collateral of Borrowers and the other Loan Parties as herein provided, or (B) the Lenders’ relying on any instructions of the Borrower; except, that, Loan Parties will have no liability to the relevant Indemnified Person under this Section 12.19 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person, as the case may be.

Section 12.20 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 12.21 Press Releases.

(a) Each Secured Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Secured Party or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that the Administrative Agent or such Lender shall provide a draft reasonably in advance (and in no event, less than two Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to the Borrower for review and comment prior to the publication thereof and the Administrative Agent and the Lenders agree not to release or publicize any such material or other information until it receives the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 12.22 [Reserved].

Section 12.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.24 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.25 Amendment and Restatement. The terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are simultaneously hereby amended and restated in their entirety by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and as of the date hereof, neither Existing Borrower, Administrative Agent and Existing Lenders shall be subject to or bound by any of the terms of the Existing Credit Agreement and shall only be subject to or bound by the terms and provisions of this Agreement; except, that, nothing in this Agreement shall, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the Existing Obligations or any other obligations, liabilities and indebtedness of Existing Borrower or Existing Guarantors evidenced by or arising under the Existing Credit Agreement or impair or adversely affect the continuation of the liens and security interests in the Collateral heretofore granted, pledged and/or assigned by Existing Borrower or Existing Guarantors pursuant to or in connection with the Existing Loan Documents. All Existing Obligations and all other Loans, advances and other financial accommodations under the Existing Credit Agreement of Existing Borrower to Administrative Agent and Existing Lenders that are outstanding and unpaid as of the date hereof pursuant to the Existing Credit Agreement or otherwise (a) shall be consolidated under this Agreement, (b) shall be deemed and shall constitute Obligations of the Borrower under this Agreement which are secured by liens and security interests in the Collateral pursuant to the terms of the other Loan Documents, and (c) Administrative Agent has and shall continue to have a security interest in, and lien upon, the Collateral of Existing Borrower and Existing Guarantors heretofore granted pursuant to the Existing Loan Documents, as well as any Collateral granted to or held by Administrative Agent, and the liens and security interests of Administrative Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests in favor of Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

ARRAY TECHNOLOGIES, INC.

By:	/s/ Nipul Patel
Name:	Nipul Patel
Title:	Chief Financial Officer

GUARANTORS:

ATI INVESTMENT HOLDINGS, INC.

By:	/s/ Nipul Patel
Name:	Nipul Patel
Title:	Chief Financial Officer

ARRAY TECHNOLOGIES PATENT HOLDINGS CO., LLC

By:	/s/ Ron Corio
Name:	Ron Corio
Title:	Chief Executive Officer and President

ATI INVESTMENT SUB, INC.

By:	/s/ Nipul Patel
Name:	Nipul Patel
Title:	Chief Financial Officer

[Signatures continued from previous page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, an Issuing Bank and a Lender

By:	/s/ David Klages
Name:	David Klages
Title:	Authorized Signatory